Exhibit 1

The Bank of Nova Scotia

ANNUAL

INFORMATION

FORM

DECEMBER 5, 2014

TABLE OF CONTENTS

	AIF Page No.	MD&A Reference
Distribution Notice	1
Financial Data	1
Forward-looking Statements	1	p. 16
CORPORATE STRUCTURE	2
Name, Address and Place of Incorporation	2
Intercorporate Relationships	2
GENERAL DEVELOPMENT OF THE BANK’S BUSINESS	2
Three-Year History	2
DESCRIPTION OF THE BANK’S BUSINESS	3
General Summary	3	pp. 54-64
Social and Environmental Policies	9
Risk Factors	9	pp. 65-89
DIVIDENDS	9
DESCRIPTION OF THE BANK’S CAPITAL STRUCTURE	11
Common Shares	11
Preferred Shares – General	11
Certain Provisions of the Preferred Shares	12
Constraints on Ownership of the Bank’s Shares	14
Credit Ratings of Securities and Liquidity	14
MARKET FOR SECURITIES OF THE BANK	16
Trading Price and Volume of the Bank’s Common and Preferred Shares	17
Prior Sales	18	*
DIRECTORS AND EXECUTIVE OFFICERS OF THE BANK	18
Directors and Board Committees of the Bank	18
Executive Officers of the Bank	20
Cease Trade Orders, Bankruptcies, Penalties or Sanctions	21
Shareholdings of Management	22
LEGAL PROCEEDINGS AND REGULATORY ACTIONS	22
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	22
TRANSFER AGENT AND REGISTRAR	22
CONFLICTS OF INTEREST	22
EXPERTS	22
THE BANK’S AUDIT AND CONDUCT REVIEW COMMITTEE	23
Audit Fees		Table 82 on p. 106
ADDITIONAL INFORMATION	24
Schedule A – Principal Subsidiaries	26
Schedule B – Audit and Conduct Review Committee Charter	27

*	Note 23 to the 2014 Consolidated Financial Statements for The Bank of Nova Scotia.

Distribution Notice

When this Annual Information Form is provided to security holders or other interested parties, it must be accompanied by copies of all the documents (or excerpts thereof) incorporated herein by reference. Portions of this Annual Information Form of The Bank of Nova Scotia (the “Bank”) dated December 5, 2014 (the “AIF”), are disclosed in the Management’s Discussion and Analysis for the year ended October 31, 2014 (the “MD&A”). The MD&A is also available on SEDAR at www.sedar.com.

Financial Data

Except as otherwise noted, all information is given at or for the year ended October 31, 2014. Amounts are expressed in Canadian dollars. Financial information is presented in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, unless otherwise noted.

Forward-looking Statements

Our public communications often include oral or written forward-looking statements. Statements of this type are included in this document, and may be included in other filings with Canadian securities regulators or the United States (“U.S.”) Securities and Exchange Commission (“SEC”), or in other communications. All such statements are made pursuant to the “safe harbour” provisions of the U.S. Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. Forward-looking statements may include, but are not limited to, statements made in this document, the MD&A in the Bank’s 2014 Annual Report under the headings “Overview – Outlook”, for Group Financial Performance “Outlook”, for each business segment “Outlook” and in other statements regarding the Bank’s objectives, strategies to achieve those objectives, expected financial results (including those in the area of risk management), and the outlook for the Bank’s businesses and for the Canadian, U.S. and global economies. Such statements are typically identified by words or phrases such as “believe”, “expect”, “anticipate”, “intent”, “estimate”, “plan”, “may increase”, “may fluctuate”, and similar expressions of future or conditional verbs, such as “will”, “should”, “would” and “could.”

By their very nature, forward-looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, and the risk that predictions and other forward-looking statements will not prove to be accurate. Do not unduly rely on forward-looking statements, as a number of important factors, many of which are beyond our control, could cause actual results to differ materially from the estimates and intentions expressed in such forward-looking statements. These factors include, but are not limited to: the economic and financial conditions in Canada and globally; fluctuations in interest rates and currency values; liquidity; significant market volatility and interruptions; the failure of third parties to comply with their obligations to us and our affiliates; the effect of changes in monetary policy; legislative and regulatory developments in Canada and elsewhere, including changes in tax laws; the effect of changes to our credit ratings; amendments to, and interpretations of, risk-based capital guidelines and reporting instructions and liquidity regulatory guidance; operational and reputational risks; the risk that the Bank’s risk management models may not take into account all relevant factors; the accuracy and completeness of information the Bank receives on customers and counterparties; the timely development and introduction of new products and services in receptive markets; the Bank’s ability to expand existing distribution channels and to develop and realize revenues from new distribution channels; the Bank’s ability to complete and integrate acquisitions and its other growth strategies; changes in accounting policies and methods the Bank uses to report its financial condition and financial performance, including uncertainties associated with critical accounting assumptions and estimates (See “Controls and Accounting Policies – Critical accounting estimates” in the Bank’s 2014 Annual Report, as updated by quarterly reports); the effect of applying future accounting changes (See “Controls and Accounting Policies – Future accounting developments” in the Bank’s 2014 Annual Report, as updated by quarterly reports); global capital markets activity; the Bank’s ability to attract and retain key executives; reliance on third parties to provide components of the Bank’s business infrastructure; unexpected changes in consumer spending and saving habits; technological developments; fraud by internal or external parties, including the use of new technologies in unprecedented ways to defraud the Bank or its customers; increasing cyber security risks which may include theft of assets, unauthorized access to sensitive information or operational disruption; consolidation in the Canadian financial services sector; competition, both from new entrants and established competitors; judicial and regulatory proceedings; acts of God, such as earthquakes and hurricanes; the possible impact of international conflicts and other developments, including terrorist acts and war on terrorism; the effects of disease or illness on local, national or international economies; disruptions to public infrastructure, including transportation, communication, power and water; and the Bank’s anticipation of and success in managing the risks implied by the foregoing. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. Unforeseen events affecting such borrowers, industries or countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. These and other factors may cause the Bank’s actual performance to differ materially from that contemplated by forward-looking statements. For more information, see the “Risk Management” section starting on page 65 of the Bank’s 2014 Annual Report.

Material economic assumptions underlying the forward-looking statements contained in this document are set out in the 2014 Annual Report under the headings “Overview – Outlook”, as updated by quarterly reports; and for each business segment “Outlook”. These “Outlook” sections are based on the Bank’s views and the actual outcome is uncertain. Readers should consider the above-noted factors when reviewing these sections.

The preceding list of important factors is not exhaustive. When relying on forward-looking statements to make decisions with respect to the Bank and its securities, investors and others should carefully consider the preceding factors, other uncertainties and potential events. The Bank does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on its behalf.

CORPORATE STRUCTURE

Name, Address and Place of Incorporation

The Bank was granted a charter under the laws of the Province of Nova Scotia in 1832 and commenced operations in Halifax, Nova Scotia in that year. Since 1871, the Bank has been a chartered bank under the Bank Act (Canada) (the “Bank Act”). The Bank is a Schedule I bank under the Bank Act and the Bank Act is its charter. The head office of the Bank is located at 1709 Hollis Street, Halifax, Nova Scotia, B3J 1W1 and its executive offices are at Scotia Plaza, 44 King Street West, Toronto, Ontario, M5H 1H1. A copy of the Bank’s by-laws is available on www.sedar.com.

Intercorporate Relationships

Each international principal subsidiary of the Bank is incorporated or established and existing under the laws of the jurisdiction in which its principal office is located, with the exceptions of Scotia Holdings (US) Inc. and Scotiabanc Inc., which are incorporated and existing under the laws of the State of Delaware. Each Canadian principal subsidiary of the Bank is incorporated or established and existing under the laws of Canada, with the exception of: HollisWealth Inc., 1832 Asset Management L.P., Scotia Capital Inc. and Scotia Securities Inc. which are incorporated or established and existing under the laws of the Province of Ontario.

The Bank’s principal subsidiaries are listed on Schedule “A”.

GENERAL DEVELOPMENT OF THE BANK’S BUSINESS

Three-Year History

The Bank is a leading financial services provider in over 55 countries and Canada’s most international bank. Through our team of more than 86,000 employees, the Bank and its affiliates offer a broad range of products and services, including personal and commercial banking, wealth management, corporate and investment banking to over 21 million customers.

As reported in accordance with IFRS, for the fiscal year ended October 31, 2014, the Bank’s net income attributable to common shareholders was $6,916 million, an increase of $754 million from $6,162 million or 12.3% higher than 2013. Earnings per share (on a diluted basis) were $5.66, compared to $5.11 in 2013. Net income included an after-tax gain of $555 million on the sale of a majority of the Bank’s holding in CI Financial Corp. (“CI”), after-tax restructuring charges of $110 million, and after-tax impact of other notable items of $155 million, or collectively $0.23 per share. Return on equity was 16.1%, compared to 16.6% in 2013. In fiscal 2014, the Bank’s actual dividend payout ratio was 45.0% compared to 46.4% in 2013.

As reported in accordance with IFRS, for the fiscal year ended October 31, 2013, the Bank’s net income attributable to common shareholders was $6,162 million, an increase of $188 million from $5,974 million or 3.1% higher than 2012.

Earnings per share (on a diluted basis) were $5.11, compared to $5.18 in 2012. Return on equity was 16.6%, compared to 19.9% in 2012. In fiscal 2013, the Bank’s actual dividend payout ratio was 46.4%, compared to 41.7% in 2012.

As reported in accordance with IFRS, for the fiscal year ended October 31, 2012, the Bank’s net income attributable to common shareholders was $5,974 million. Earnings per share (on a diluted basis) were $5.18. Return on equity was 19.9%. In fiscal 2012, the Bank’s actual dividend payout ratio was 41.7%.

On May 27, 2014, the Bank announced that the Office of the Superintendent of Financial Institutions (“OSFI”) and the Toronto Stock Exchange approved its normal course issuer bid (the “bid”) pursuant to which it may repurchase for cancellation up to 12 million common shares. The bid will end on the earlier of May 29, 2015, or the date on which the Bank completes its purchases. For the fiscal year ended October 31, 2014, the Bank repurchased and cancelled 4,500,000 common shares under this bid at an average price of $71.04 per share for a total amount of approximately $320 million.

On May 14, 2014, the Bank announced that it had decided to pursue alternatives for monetization of some or all of its investment in CI. It then completed a secondary offering of 82,800,000 common shares of CI, at a price of $31.60 per common share, for gross proceeds of $2,616 million. The Bank announced that it would use the net proceeds for general corporate purposes.

On November 15, 2012, the Bank completed its acquisition of ING Bank of Canada (now Tangerine Bank) from Netherlands-based parent ING Groep N.V. for $3,126 million.

On September 7, 2012, the Bank completed a public offering of 33,350,000 common shares, at a price of $52.00 per common share, for gross proceeds of $1,734 million.

On February 9, 2012, the Bank completed a public offering of 33 million common shares, at a price of $50.25 per common share, for gross proceeds of $1,658 million.

On January 18, 2012, the Bank acquired control of Banco Colpatria in Colombia with the acquisition of 51% of the common shares. As consideration for the acquisition, the Bank paid US$500 million in cash and issued 10 million common shares.

DESCRIPTION OF THE BANK’S BUSINESS

General Summary

A profile of each of the Bank’s major business lines is discussed below and additional information on the Bank’s business lines is available in the 2014 MD&A, on pages 54-64 inclusive, and those pages are herein incorporated by reference.

Canadian Banking

Canadian Banking provides a full suite of financial advice and banking solutions, supported by an excellent customer experience, to over 7.8 million Retail, Small Business and Commercial Banking customers. It serves these customers through its network of 1,040 branches and 3,942 automated banking machines, as well as internet, mobile and telephone banking and specialized sales teams. Canadian Banking also provides an alternative self-directed banking solution to almost 2 million Tangerine Bank customers.

Canadian Banking is comprised of the following areas:

Retail and Small Business Banking provides financial advice, solutions and day-to-day banking products, including debit cards, chequing accounts, credit cards, investments, mortgages, loans and related creditor insurance products, to individuals and small businesses. Tangerine Bank provides internet, mobile and telephone banking to self-directed customers.

Commercial Banking delivers advice and a full suite of customized lending, deposit, cash management and trade finance solutions to medium and large businesses, including automotive dealers and their customers to whom we provide retail automotive financing solutions.

International Banking

The Bank has an international presence unmatched by other Canadian banks. The International Banking business line encompasses retail and commercial banking operations in 3 regions outside of Canada. This business line has operations in Latin America, the Caribbean and Central America, and Asia. In partnership with our associated corporations in China, Curacao, Thailand and Venezuela, a full range of personal and commercial financial services is provided to over 14 million customers through a network of close to 3,000 branches and offices, over 7,700 ABMs, mobile, internet and telephone banking, in-store banking kiosks and specialized sales forces.

Global Wealth & Insurance

Global Wealth & Insurance (“GWI”) provides a comprehensive suite of investment, pensions and insurance advice, solutions, and management services to high net worth, mass affluent, affluent, mass market and institutional clients, as well as advisors, across the Bank’s unmatched global footprint.

Global Wealth Management is an integrated business unit composed of asset management and advisory businesses. Our asset management business is focused on investment manufacturing and developing innovative investment solutions for both retail and institutional investors. Our global client-facing wealth businesses, including private client, online and full service brokerage, pensions, institutional client services and an independent advisor channel, are focused on providing advice and solutions to clients in Canada and internationally.

Global Insurance provides clients with four main solutions in Canada: creditor, life and health, home and auto, and travel. Internationally, a full range of insurance solutions – creditor, non-creditor, life and health, and property – are offered through a number of different Bank channels.

Global Transaction Banking (“GTB”) offers comprehensive business solutions – cash management, payment services, electronic banking, business deposits, and trade services – on a global basis to the Bank’s small business, commercial and corporate customers. GTB also provides correspondent banking products and services to other financial institutions globally. The financial results of this unit are included in Canadian Banking, International Banking and Global Banking & Markets.

Effective November 1, 2014, GWI businesses were integrated into the Bank’s Canadian Banking, International Banking and Global Banking & Markets businesses.

Global Wealth Management continues to be a key business unit, reporting jointly to Canadian Banking and International Banking. Canadian Insurance and International Insurance report to Canadian Banking and International Banking, respectively. GTB is now being managed by Global Banking & Markets.

Global Banking & Markets

Global Banking & Markets (“GBM”) conducts the Bank’s wholesale banking and capital markets business with corporate, government and institutional clients. GBM is a full-service lender and investment dealer in Canada and Mexico and offers a wide range of products in the U.S., Central and South America, and in select markets in Europe and Asia. GBM provides clients with corporate lending, equity and debt underwriting, and mergers and acquisitions advisory services; as well as fixed income and equity sales, trading and research, prime brokerage, securitization, foreign exchange, energy and rates hedging services; and precious and base metals sales, trading and storage services.

Competition

The Canadian banking system consists of five major Canadian banks that are required by law to be widely held because their equity exceeds a threshold of $12 billion. These five banks compete across the country with extensive branch networks, augmented by ABMs, telephone, Internet and mobile banking facilities. In addition, the system includes 23 other domestic banks, 53 foreign banks and approximately 700 credit unions and caisses populaires. In total, the Canadian financial services industry includes thousands of institutions such as life insurance companies, property and casualty insurers, consumer finance companies, independent investment dealers and independent retail mutual fund management companies.

The Bank provides a broad range of banking and other financial services to retail, commercial and corporate banking clients in Canada, the U.S., Mexico, the Caribbean and Central America, South America, the United Kingdom, and Asia either directly or through subsidiaries. In providing these services, the Bank competes with local and international banks and other financial institutions.

Competition is reflected in the range of products and services offered, innovation in features, services, technology and delivery and the different pricing adopted. Canada is ranked among the top 10 countries in the world in terms of the variety of financial products and services offered, according to the 2014-15 Global Competitiveness survey of the World Economic Forum. Additionally, a greater number of service providers in the Canadian marketplace are offering alternative channels and competition in the payments space.

The increased number of new entrants into the financial services sector in recent years has also underscored an enhanced level of competition. During 2013-2014, four banks and three foreign bank branches received charters. Moreover, Ottawa has committed to introduce initiatives that will improve the ability of new entrants and smaller banks to compete while preserving the strength of the financial services sector, according to the 2014 Economic Action Plan. In particular, new national competitors are expected to emerge as a result of the federal government’s implementation of regulations for a new framework to allow credit unions to incorporate at the federal level. This will give those credit unions that choose to incorporate federally the flexibility they require to grow beyond their provincial borders and provide consumers greater financial choice.

Supervision and Regulation in Canada

As a Canadian Schedule I Bank, the Bank’s activities in Canada are governed by the Bank Act, which is one of four main federal statutes governing the financial services industry in Canada. The other three statutes cover trust and loan companies, insurance companies and co-operative credit associations.

In accordance with the Bank Act, an organization may engage in and carry on the business of banking and such business generally as pertains to the business of banking. The Bank Act grants Canadian chartered banks broad powers of investment in the securities of other corporations and entities, but imposes limits upon substantial investments. Under the Bank Act, generally a bank has a substantial investment in a body corporate when (a) voting rights attached to the voting shares beneficially owned by the bank and by entities controlled by the bank exceed 10% of the voting rights attached to the outstanding voting shares of the body corporate, or (b) the total number of shares of the body corporate that are beneficially owned by the bank and entities controlled by the bank represent more than 25% of the total shareholders’ equity of the body corporate. In addition, under the Bank Act, a bank has a substantial investment in an unincorporated entity where the ownership interests in such entity beneficially owned by that bank and by entities controlled by that bank exceed 25% of all ownership interests in such entity. A Canadian chartered bank is permitted to have a substantial investment in entities whose activities are consistent with those of certain prescribed permitted substantial investments. In general, a bank will be permitted to invest in an entity that carries on any financial services activity. Further, a bank may generally invest in entities that carry on commercial activities that are related to the promotion, sale, delivery or distribution of a financial product or service. A bank may also invest in entities that provide professional investment management to closed-end funds and mutual funds, engage in the distribution of mutual funds and provide consulting and agency services for real property or service financial institutions and the bank may have downstream holding companies to hold these investments. In certain cases, the approval of the Minister of Finance (the “Minister”) or the Superintendent of Financial Institutions Canada (the “Superintendent”) is required prior to making the investment and/or the bank is required to control the entity. Canadian chartered banks may offer through their branch network credit or charge-card related insurance, creditors’ disability insurance, creditors’ life insurance, creditors’ loss of employment insurance, creditors’ vehicle inventory insurance, export credit insurance, mortgage insurance and travel insurance. Outside bank branches, a bank may offer insurance only in the limited circumstances prescribed by the Bank Act.

Without Minister approval, no person or group of associated persons may own more than 10% of any class of shares of the Bank. No person may be a major shareholder of a bank if the bank has equity of $12 billion or more (which includes the Bank). A person is a major shareholder of a bank if: (a) the aggregate of shares of any class of voting shares beneficially owned by that person and that are beneficially owned by any entities controlled by that person is more than 20% of that class of voting shares; or (b) the aggregate of shares of any class of non-voting shares beneficially owned by that person and that are beneficially owned by any entities controlled by that person is more than 30% of that class of non-voting shares. Ownership of the Bank’s shares by Canadian or foreign governments is prohibited under the Bank Act.

However, in 2009 certain amendments were made to the Bank Act that provide for limited circumstances in which the Canadian federal government may be permitted to acquire shares of a bank, including the Bank, if the Minister and Governor in Council were to conclude that to do so would promote stability in the financial system. While the government holds any shares of a bank, including the Bank, the Minister may impose certain terms and conditions, including conditions on the payment by the Bank of dividends on any of its shares.

The Superintendent is responsible to the Minister for the administration of the Bank Act. The Superintendent is required to make an annual examination of each bank to ensure compliance with the Bank Act and to ensure that each bank is in sound financial condition. The report of the Superintendent’s examination is submitted to the Minister. The Bank is also required to disclose certain financial information. The Bank is subject to regulation by the Canada Deposit Insurance Corporation and the Financial Consumer Agency of Canada, and the activities of the Bank in Canada are subject to various other federal statutory provisions, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act which applies to all of the Bank’s businesses in Canada. The activities of the Bank’s trust subsidiaries and insurance subsidiaries are regulated in Canada under the Trust and Loan Companies Act and the Insurance Companies Act, respectively, and under provincial laws in respect of their activities in the provinces. Certain activities of the Bank and its subsidiaries acting as securities brokers, dealers (including investment and mutual fund dealers), underwriters and advisors (including investment counsel and portfolio managers) are regulated in Canada under provincial securities legislation and, in some cases, by self-regulatory organizations, such as the Investment Industry Regulatory Organization of Canada for broker dealers and the Mutual Fund Dealers Association for mutual fund dealers.

International Supervision and Regulation

Capital adequacy for Canadian banks is regulated by OSFI and remains consistent with international standards set by the Bank for International Settlements (“BIS”). Regulatory capital and risk-weighted assets are determined in accordance with the capital framework based on the International Convergence of Capital Measurement and Capital Standards, commonly known as Basel II. On December 16, 2010, the Basel Committee on Banking Supervision (“BCBS”) published the final revised capital adequacy rules, commonly referred to as Basel III, which increases capital requirements and introduces an internationally harmonized leverage ratio. Overall, the Basel III rules will increase regulatory deductions from common equity, require changes to qualifying criteria of non-common equity capital instruments (including, if applicable, non-viability criteria) and result in higher risk-weighted assets for the Bank. The BIS rules as written are being phased-in commencing January 1, 2013 through January 1, 2019 and require a minimum Common Equity Tier 1 ratio (“CET1”) of 4.5% plus a capital conservation buffer of 2.5%, collectively 7% of risk-weighted assets, by January 1, 2019.

Commencing the first quarter of 2013, OSFI required Canadian deposit-taking institutions to fully implement the 2019 Basel III reforms, without the transitional phase-in provisions for capital deductions (referred to as ‘all-in’) and achieve a minimum 7% CET1 target ratio. In addition, in a March 2013 advisory letter, OSFI designated the six largest banks in Canada as domestic systemically important banks (“D-SIBs”), increasing its minimum capital ratio requirements by 1% for the identified D-SIBs. This 1% surcharge is applicable to all minimum capital ratio requirements for CET1, Tier 1 and Total Capital, by no later than January 1, 2016, in line with the requirements for global systemically important banks.

In addition to risk-based capital requirements, the recent Basel III reforms introduced a simpler, non-risk based leverage ratio requirement to act as a supplementary measure to its risk-based capital requirements. The Basel III Leverage ratio is defined as a ratio of Basel III Tier 1 capital to a leverage exposure measure which includes on-balance sheet assets and off-balance sheet commitments, derivatives and securities financing transactions, as defined within the requirements. In January 2014, the BCBS issued revisions to the Basel III Leverage ratio framework. Revisions to the framework relate primarily to the exposure measure, i.e. the denominator of the ratio, and consist mainly of: lower credit conversion factors for certain off-balance sheet commitments; further clarification on the treatment for derivatives, related collateral, and securities financing transactions; additional requirements for written credit derivatives; and minimum public disclosure requirements commencing January 2015. The final calibration will be completed by 2017, with a view to migrating to a Pillar 1 (minimum capital requirement) treatment by January 2018. In October 2014, OSFI released its Leverage Requirements Guideline which outlines the application of the Basel III Leverage ratio in Canada and the replacement of the existing Assets-to-Capital Multiple, effective Q1 2015. Institutions will be expected to maintain a material operating buffer above the 3% minimum. The Bank expects to meet OSFI’s authorized Leveraged ratio. Disclosure in accordance with OSFI’s September 2014 Public Disclosure Requirements related to Basel III Leverage ratio will be made commencing Q1 2015.

Supervision and Regulation Outside Canada – Key Jurisdictions

United States

The activities of the Bank and its subsidiaries in the U.S. are subject to federal and state supervision, regulation and examination by bank regulatory and other governmental agencies. The Bank is subject to the Bank Holding Company Act of 1956 (“BHCA”) and the International Banking Act of 1978 and associated regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). The Federal Reserve Board and other banking regulators oversee the operation of the Bank’s branches, offices and subsidiaries in the U.S. The SEC, state securities regulators and self-regulatory organizations, such as the Financial Industry Regulatory Authority, regulate its broker-dealer subsidiary and the Commodity Futures Trading Commission (“CFTC”) oversees the Bank’s swaps and commodities trading businesses.

The Bank is a “financial holding company” under the BHCA. This status allows a broad range of financial activities, including merchant banking activities, to be undertaken in the U.S. In addition, the Bank owns a commercial and retail bank in the Commonwealth of Puerto Rico that is subject to various laws and regulation and examination by the Commonwealth of Puerto Rico and federal regulators and is a Federal Deposit Insurance Corporation-insured depository institution. Provisions of the Federal Reserve Act place certain limitations and restrictions on the transactions that the Bank’s U.S. branches, agencies and subsidiary bank can engage in with affiliates of the Bank.

The Bank, as a non-U.S. bank with U.S. operations, is required by the U.S. Bank Secrecy Act as amended by the USA PATRIOT Act of 2001, to take certain steps to prevent, detect and report individuals and entities involved in international money laundering and the financing of terrorism. Failure of a financial institution to comply with these requirements could have serious legal and reputational consequences for the institution.

A wide-ranging U.S. financial regulatory reform package, known as the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), was enacted into U.S. federal law on July 21, 2010. In general, Dodd-Frank lays out numerous financial reforms in broad terms with more specific interpretive issues left to administrative rulemaking by U.S. federal financial agencies. The rulemaking process has commenced, with the Federal Reserve Board, the CFTC and SEC having issued a number of rules since 2012. Many of the provisions of Dodd-Frank relating to swaps trading, and the administrative rules interpreting and implementing these provisions, have come into effect since the enactment of Dodd-Frank. Other provisions, mainly issued by the Federal Reserve Board and the SEC, will come into effect over the next couple of years, but some may be implemented over a longer timeframe.

As a result of the enactment of Dodd-Frank, it is expected that the activities of the Bank and its subsidiaries in the U.S. will become subject to certain new restrictions and heightened requirements, but the precise potential impact of the reforms on the Bank (both within and outside of the U.S.) cannot yet be predicted fully. Several Dodd-Frank reforms are likely to have an impact on large global banks with U.S. wholesale and retail operations, such as the Bank, and include the following:

•

New limits on the ability of banking groups to invest their own money in, and manage, “proprietary trading” and private funds activities (“Volcker Rule”). Banking organizations will have until July 21, 2015 to comply fully with most requirements of the Volcker Rule;

•

Regulation of the over-the-counter derivatives markets, including mandatory clearing and exchange trading requirements for some derivatives products, imposition of lending limits and enhanced affiliate transactions restrictions, and registration by dealer entities engaged in derivatives activities (with certain derivatives activities scheduled to be “pushed out” of bank entities, such as the Bank’s U.S. banking offices, by July 2015).

•

The Bank has registered as a swap dealer with the National Futures Association pursuant to rules promulgated by the CFTC and is expected to register in 2015 as a security-based swap dealer under final rules to be issued by the SEC;

•

Rules proposed by the Federal Reserve Board relating to foreign banking organizations (“FBOs”) would enhance supervision and prudential standards for large banking groups operating in the U.S. and would impose, among other things, certain liquidity, risk and capital requirements on FBOs’ U.S. operations and require the appointment of a U.S. Chief Risk Officer (in furtherance of which the Bank recently appointed a U.S. Chief Risk Officer); and

•

Reform of consumer mortgage practices, and administration of U.S. federal consumer laws by a new federal agency, the Bureau of Consumer Financial Protection, which apply to the Bank’s Puerto Rico commercial and retail bank.

Mexico

Grupo Financiero Scotiabank Inverlat, S.A. de C.V. is an “affiliate holding company” pursuant to the Law for the Regulation of Financial Groups of Mexico and the Rules for the Establishment of Foreign Affiliate Financial Institutions of Mexico. The governing authority is the Ministry of Finance of Public Credit of Mexico and the supervising and regulatory authorities are the Central Bank of Mexico, the National Banking and Securities Commission and the National Commission for the Protection of the Users of Financial Services.

Peru

Scotiabank Peru S.A.A. is a “banking company” pursuant to the Law of the Banking System, Insurance and Private Pension Funds Administrators and applicable rules for financial groups enacted by the Superintendency of Banking System, Insurance and Private Pension Funds Administrators (“SBS”) and the Superintendency of Securities Market (“SMV”). Beside SBS and SMV, the other governing authorities are the Central Bank of Peru, and the National Institution for the Defense of Competition and Intellectual Property (“Indecopi”), in charge, among other functions, of the protection of consumers of financial services.

Pursuant to SBS and SMV regulations on ownership and control of supervised companies, Scotiabank Peru S.A.A. also reports on its holding company shareholders, Scotia Peru Holdings S.A. and NW Holdings Ltd.

Chile

Scotiabank Chile is a special stock corporation governed by the provisions of the General Banking Act and by the provisions applicable to listed corporations contained in the Corporations Act. It is supervised by the Superintendency of Banks and Financial Institutions (“SBIF”), which is an autonomous institution related to the Chilean Government through the Ministry of Finance. Scotiabank Chile is also governed by the Central Bank of Chile and the National Consumer Service (Sernac), the latter being responsible for, among other functions, consumer protection with regards to financial services, in accordance with the provisions of the Financial Consumer Protection Act. Scotiabank Chile’s subsidiaries are supervised by the SBIF or by the Superintendency of Securities and Insurances (SVS), according to their respective business lines.

Colombia

Banco Colpatria Multibanca Colpatria S.A. (“Banco Colpatria”), a subsidiary of the Bank, is a bank incorporated in compliance with the regulations of the Financial Superintendence of Colombia (Superintendencia Financiera de Colombia or “SFC”). The SFC is the supervisor of the national banking, insurance, pension funds, and securities markets under Colombian laws, with the purpose of assuring their stability, efficiency and transparency, as well as maintaining and fostering a sound and balanced development of the financial system as a whole, while protecting the interests of the public in Colombia. The SFC is responsible for inspecting, supervising and controlling Banco Colpatria. Additionally, the SFC promotes, organizes and develops regulations in order to ensure the protection of investors, depositors, shareholders and stakeholders. The SFC is also responsible for financial customer protection.

Other Jurisdictions

The Bank has been authorized in the United Kingdom by the Prudential Regulation Authority (“PRA”) and its London Branch is supervised by the PRA and the Financial Conduct Authority (“FCA”) (successors to the Financial Services Authority), in areas covering limited prudential supervision, conduct of business, market conduct and anti-money laundering. The PRA also authorizes Scotiabank Europe plc, a wholly owned subsidiary of the Bank which is a United Kingdom incorporated deposit taker. Scotiabank Europe plc’s prudential supervisor is the PRA and its conduct supervisor is the FCA. The FCA also authorizes and regulates the London Branch of Scotia Capital Inc., a wholly owned subsidiary of the Bank. Outside of the U.S., Mexico, Peru, Chile, Colombia and the United Kingdom, each of the Bank’s branches, agencies and subsidiaries, many of which are banks in their own right, is also subject to the regulatory requirements of the jurisdiction in which it conducts its business.

General Supervision and Regulation

As a result of the recent turmoil in Canada and international banking and financial industries, the Bank may face increased regulation. It is not possible to anticipate what form any new regulation may take, or its impact on the Bank. However, compliance with such regulation could increase the Bank’s costs and impact its ability to pursue business opportunities.

Social and Environmental Policies

Each year the Bank publishes its Corporate Social Responsibility Report, which provides details of the Bank’s social and environmental policies and strategies. This document and additional social and environmental information can be found in the Corporate Social Responsibility section of the Bank’s website at www.scotiabank.com/csr.

Risk Factors

The risks faced by the Bank are described on pages 65-89 inclusive of the MD&A and those pages are incorporated herein by reference.

DIVIDENDS

Restrictions on Dividend Payments

Under the Bank Act, the Bank is prohibited from declaring any dividends on its common shares or preferred shares when the Bank is, or would be placed by such a declaration, in contravention of the capital adequacy, liquidity or any other regulatory directives issued under the Bank Act. In addition, common share dividends cannot be paid unless all dividends to which preferred shareholders are then entitled have been paid or sufficient funds have been set aside to do so. In fiscal 2014, the Bank paid all of the non-cumulative preferred share dividends.

In the event that applicable cash distributions on any of the Scotiabank Trust Securities (meaning securities issued by Scotiabank Capital Trust and Scotiabank Tier 1 Trust) are not paid on a regular distribution date, the Bank has undertaken not to declare dividends of any kind on its preferred shares or common shares. Similarly, should the Bank fail to declare regular dividends on any of its directly issued outstanding preferred shares or common shares, cash distributions will also not be made on any of the Scotiabank Trust Securities.

Currently, these limitations do not restrict the payment of dividends on preferred shares or common shares.

The Bank’s preferred shares are entitled to preference over the common shares and over any other shares of the Bank ranking junior to the preferred shares with respect to the payment of dividends.

Dividend Payments

In fiscal 2014, the Bank’s actual common share dividend payout ratio was 45.0%, compared to 46.4% in 2013. The Bank has declared and paid the following dividends on its common shares and preferred shares over the past three completed financial years:

	2014	2013	2012
Common Shares	$2.56	$2.39	$2.19
Series 12[1]	—	$1.3125	$1.3125
Series 13[2]	$0.90	$1.20	$1.20
Series 14	$1.125	$1.125	$1.125
Series 15	$1.125	$1.125	$1.125
Series 16	$1.3125	$1.3125	$1.3125
Series 17	$1.40	$1.40	$1.40
Series 18[3]	$0.8375	$1.04375	$1.25
Series 19[4]	$0.7435	$0.381375	—
Series 20[5]	$0.9025	$1.25	$1.25
Series 21[6]	$0.6560	—	—
Series 22[7]	$1.030625	$1.25	$1.25
Series 23[8]	$0.521875	—	—
Series 24[9]	$0.3906	$1.5624	$1.5624
Series 26[10]	$0.78125	$1.5625	$1.5625
Series 28[11]	$0.78125	$1.5625	$1.5625
Series 30	$0.9625	$0.9625	$0.9625
Series 32[12]	$0.9250	$0.9250	$0.9250

[1]	On October 29, 2013, the Bank redeemed all of its issued and outstanding Preferred Shares, Series 12.
[2]	On July 29, 2014, the Bank redeemed all of its issued and outstanding Preferred Shares, Series 13.
[3]

12,000,000 Preferred Shares, Series 18 were issued and commenced trading on March 25, 2008, and pursuant to the exercise of the underwriters’ over-allotment option, an additional 1,800,000 Preferred Shares, Series 18 were issued and commenced trading on March 27, 2008. The initial dividend was paid on July 29, 2008 and was $0.4315 per share. Thereafter, quarterly dividends were paid at a rate of $0.3125 per share until July 29, 2013 when quarterly dividends were paid at a rate of $0.209375 per share. On April 26, 2013, 6,302,337 shares of Preferred Shares, Series 18 were converted to Preferred Shares, Series 19. A total of 7,497,663 shares remain as Preferred Shares, Series 18.

[4]

On April 26, 2013, 6,302,337 shares of Preferred Shares, Series 18 were converted to Preferred Shares, Series 19. A dividend of $0.189250 per share was paid on the Preferred Shares, Series 19 on July 29, 2013, a dividend of $0.192125 per share was paid on October 29, 2013, a dividend of $0.189750 per share was paid on January 29, 2014, a dividend of $0.184500 per share was paid on April 28, 2014, a dividend of $0.183125 per share was paid on July 29, 2014 and a dividend of $0.186125 per share was paid on October 29, 2014.

[5]

14,000,000 Preferred Shares, Series 20 were issued and commenced trading on June 10, 2008. The initial dividend was paid on July 29, 2008 and was $0.1678 per share. Thereafter, quarterly dividends were paid at a rate of $0.3125 per share until January 29, 2014 when quarterly dividends were paid at a rate of $0.225625 per share. On October 26, 2013, 5,960,732 shares of Preferred Shares, Series 20 were converted to Preferred Shares, Series 21. A total of 8,039,268 shares remain as Preferred Shares, Series 20.

[6]

On October 26, 2013, 5,960,732 shares of Preferred Shares, Series 20 were converted to Preferred Shares, Series 21. A dividend of $0.167875 per share was paid on the Preferred Shares, Series 21 on January 29, 2014, a dividend of $0.162625 per share was paid on April 28, 2014, a dividend of $0.161250 per share was paid on July 29, 2014 and a dividend of $0.164250 per share was paid on October 29, 2014.

[7]

12,000,000 Preferred Shares, Series 22 were issued and commenced trading on September 9, 2008. The initial dividend was paid on January 28, 2009 and was $0.4829 per share. Thereafter, quarterly dividends were paid at a rate of $0.3125 per share until April 28, 2014 when quarterly dividends were paid at a rate of $0.239375 per share. On January 26, 2014, 2,623,056 shares of Preferred Shares, Series 22 were converted to Preferred Shares, Series 23. A total of 9,376,944 shares remain as Preferred Shares, Series 22.

[8]

On January 26, 2014, 2,623,056 shares of Preferred Shares, Series 22 were converted to Preferred Shares, Series 23. A dividend of $0.173875 per share was paid on the Preferred Shares, Series 23 on April 28, 2014, a dividend of $0.172500 per share was paid on July 29, 2014 and a dividend of $0.175500 per share was paid on October 29, 2014.

[9]	On January 26, 2014, the Bank redeemed all of its issued and outstanding Preferred Shares, Series 24.
[10]	On April 26, 2014, the Bank redeemed all of its issued and outstanding Preferred Shares, Series 26.
[11]	On April 26, 2014, the Bank redeemed all of its issued and outstanding Preferred Shares, Series 28.
[12]

16,345,767 Preferred Shares, Series 32 were issued and commenced trading on February 1, 2011. The initial dividend was paid on April 27, 2011 and was $0.21541 per share. Thereafter, quarterly dividends were paid at a rate of $0.23125 per share.

DESCRIPTION OF THE BANK’S CAPITAL STRUCTURE

Common Shares

The authorized common share capital of the Bank consists of an unlimited number of common shares, without nominal or par value, of which 1,216,582,245 common shares were issued and outstanding as at October 31, 2014.

Holders of the Bank’s common shares are entitled to vote at all meetings of the shareholders of the Bank except meetings at which only the holders of preferred shares of the Bank are entitled to vote. Common shareholders are entitled to receive dividends, as and when declared on the common shares.

After the payment to the holders of the preferred shares of the amount or amounts to which they may be entitled, the holders of the Bank’s common shares shall be entitled to receive the remaining property of the Bank upon liquidation, dissolution or winding-up thereof.

Preferred Shares - General

The authorized preferred share capital of the Bank consists of an unlimited number of preferred shares without nominal or par value issuable in series. As at October 31, 2014, 13,800,000 non-cumulative preferred shares, series 14 (“Preferred Shares, Series 14”), 13,800,000 non-cumulative preferred shares, series 15 (“Preferred Shares, Series 15”), 13,800,000 non-cumulative preferred shares, series 16 (“Preferred Shares, Series 16”), 9,200,000 non-cumulative preferred shares, series 17 (“Preferred Shares, Series 17”), 7,497,663 non-cumulative preferred shares, series 18 (“Preferred Shares, Series 18”), 6,302,337 non-cumulative preferred shares, series 19 (“Preferred Shares, Series 19”), 8,039,268 non-cumulative preferred shares, series 20 (“Preferred Shares, Series 20”), 5,960,732 non-cumulative preferred shares, series 21 (“Preferred Shares, Series 21”), 9,376,944 non-cumulative preferred shares, series 22 (“Preferred Shares, Series 22”), 2,623,056 non-cumulative preferred shares, series 23 (“Preferred Shares, Series 23”), 10,600,000 non-cumulative preferred shares, series 30 (“Preferred Shares, Series 30”), and 16,345,767 non-cumulative preferred shares, series 32 (“Preferred Shares, Series 32”) were issued and outstanding.

In addition, non-cumulative preferred shares, series 31 (“Preferred Shares, Series 31”), and non-cumulative preferred shares, series 33 (“Preferred Shares, Series 33”) were authorized. No Preferred Shares, Series 31 or Preferred Shares, Series 33 are currently outstanding.

On January 26, 2014, the Bank redeemed all of its issued and outstanding non-cumulative preferred shares, series 24 (“Preferred Shares, Series 24”). On April 26, 2014, the Bank redeemed all of its issued and outstanding non-cumulative preferred shares, series 26 (“Preferred Shares, Series 26”) and all of its issued and outstanding non-cumulative preferred shares, series 28 (“Preferred Shares, Series 28”). On July 29, 2014, the Bank redeemed all of its issued and outstanding non-cumulative preferred shares, series 13 (“Preferred Shares, Series 13”). The term “Preferred Shares” shall refer to all authorized preferred shares of the Bank.

The Preferred Shares are entitled to preference over the common shares and over any other shares of the Bank ranking junior to the Preferred Shares with respect to the payment of dividends and upon any distribution of assets in the event of liquidation, dissolution or winding-up of the Bank.

The Bank may not create, without the approval of the holders of Preferred Shares, any other class of shares ranking prior to or on a parity with the Preferred Shares, increase the authorized number of Preferred Shares or amend the provisions attaching to the Preferred Shares.

Any approval to be given by the holders of the Preferred Shares may be given by a resolution carried by the affirmative vote of not less than 66 2/3% of the votes cast at a meeting of holders of Preferred Shares at which a majority of the outstanding Preferred Shares is represented or, if no quorum is present at such meeting, at any adjourned meeting at which no quorum requirements would apply.

Certain Provisions of the Preferred Shares

Dividends

The holders of the Preferred Shares will be entitled to receive either a fixed or floating rate quarterly non-cumulative preferential cash dividend, as and when declared by the Board of Directors of the Bank, subject to the provisions of the Bank Act, on the third last business day of each of January, April, July and October in each year at the rate specified in the terms of each series. If the Board of Directors of the Bank does not declare the dividends, or any part thereof, on a series of Preferred Shares on or before the dividend payment date for a particular quarter, then the entitlement of the holders of such series of Preferred Shares to receive such dividends, or to any part thereof, for such quarter shall be forever extinguished.

The holders of the Preferred Shares, Series 14, Preferred Shares, Series 15, Preferred Shares, Series 16 and Preferred Shares, Series 17 are entitled to receive fixed quarterly non-cumulative cash dividends at the quarterly rate set forth in the terms for each series, as and when declared by the Board of Directors of the Bank.

The holders of the Preferred Shares, Series 18, Preferred Shares, Series 20, Preferred Shares, Series 22, Preferred Shares, Series 30, and Preferred Shares, Series 32 are entitled to receive fixed quarterly, non-cumulative cash dividends, as and when declared by the Board of Directors of the Bank, for the specified initial period as set out in the terms of each series, and thereafter the dividend rate for each series will reset every five years at the rate specified in the terms for such series.

The holders of the Preferred Shares, Series 19, Preferred Shares, Series 21, Preferred Shares, Series 23, Preferred Shares, Series 31 and Preferred Shares, Series 33 are entitled to receive floating rate quarterly, non-cumulative cash dividends, as and when declared by the Board of Directors of the Bank. No Preferred Shares, Series 31 or Preferred Shares, Series 33 are currently outstanding.

Redemption

The Preferred Shares, Series 14, Preferred Shares, Series 15, Preferred Shares, Series 16, Preferred Shares, Series 17, Preferred Shares, Series 18, Preferred Shares, Series 20, Preferred Shares, Series 22, Preferred Shares, Series 30, and Preferred Shares, Series 32 will not be redeemable prior to the date specified in the terms for each series. On and after such dates for the Preferred Shares specified in the foregoing sentence and for all other series of Preferred Shares issued and outstanding as at October 31, 2014, subject to the provisions of the Bank Act and to the prior consent of the Superintendent and to certain conditions being met, the Bank may redeem at the time specified in the terms of each series all or any part of an outstanding series of Preferred Shares at the Bank’s option without the consent of the holder, by the payment of an amount in cash for each such share so redeemed as specified in the terms of each series.

Notice of any redemption of any series of Preferred Shares will be given by the Bank at least 30 days and not more than 60 days prior to the date fixed for redemption. If less than all the outstanding Preferred Shares in any series are at any time to be redeemed, the shares to be redeemed will be redeemed pro rata, disregarding fractions.

Rights Upon Dissolution or Winding-Up

In the event of the liquidation, dissolution or winding-up of the Bank, the holders of each series of the Preferred Shares shall be entitled to receive $25.00 per Preferred Share, together with all dividends declared and unpaid to the date of payment before any amount shall be paid or any assets of the Bank distributed to the holders of any shares ranking junior to the Preferred Shares. The holders of each series of the Preferred Shares shall not be entitled to share in any further distribution of the assets of the Bank.

Restrictions on Dividends and Retirement of Shares

So long as any shares of a series of Preferred Shares are outstanding, the Bank will not, without the approval of the holders of the relevant series of Preferred Shares given as specified below:

(a)	declare, pay or set apart for payment any dividends on the common shares of the Bank or any other shares ranking junior to the series of Preferred Shares (other than stock dividends payable in shares ranking junior to the series of Preferred Shares);

(b)	redeem, purchase or otherwise retire any common shares or any other shares ranking junior to the series of Preferred Shares (except out of the net cash proceeds of a substantially concurrent issue of shares ranking junior to the series of Preferred Shares);

(c)	redeem, purchase or otherwise retire less than all of the series of Preferred Shares; or

(d)	except pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching to any series of Preferred Shares of the Bank, redeem, purchase or otherwise retire any other shares ranking on a parity with the series of Preferred Shares;

unless, in each case, all dividends up to and including those payable on the dividend payment date for the last completed period for which dividends shall be payable shall have been declared and paid or set apart for payment in respect of each series of cumulative preferred shares of the Bank then issued and outstanding and on all other cumulative shares ranking on a parity with the preferred shares of the Bank and there shall have been paid or set apart for payment all declared dividends in respect of each series of non-cumulative preferred shares of the Bank (including the series of Preferred Shares) then issued and outstanding and on all other non-cumulative shares ranking on a parity with the Preferred Shares of the Bank.

Conversion Rights

Holders of Preferred Shares, Series 18 will have the right, at their option, on April 26, 2018 and on April 26 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Preferred Shares, Series 18 registered in their name into Preferred Shares, Series 19 on the basis of one Preferred Share, Series 19 for each Preferred Share, Series 18.

Holders of Preferred Shares, Series 19 will have the right, at their option, on April 26, 2018 and on April 26 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Preferred Shares, Series 19 registered in their name into Preferred Shares, Series 18 on the basis of one Preferred Share, Series 18 for each Preferred Share, Series 19.

Holders of Preferred Shares, Series 20 will have the right, at their option, on October 26, 2018 and on October 26 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Preferred Shares, Series 20 registered in their name into Preferred Shares, Series 21 on the basis of one Preferred Share, Series 21 for each Preferred Share, Series 20.

Holders of Preferred Shares, Series 21 will have the right, at their option, on October 26, 2018 and on October 26 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Preferred Shares, Series 21 registered in their name into Preferred Shares, Series 20 on the basis of one Preferred Share, Series 20 for each Preferred Share, Series 21.

Holders of Preferred Shares, Series 22 will have the right, at their option, on January 26, 2019 and on January 26 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Preferred Shares, Series 22 registered in their name into Preferred Shares, Series 23 on the basis of one Preferred Share, Series 23 for each Preferred Share, Series 22.

Holders of Preferred Shares, Series 23 will have the right, at their option, on January 26, 2019 and on January 26 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Preferred Shares, Series 23 registered in their name into Preferred Shares, Series 22 on the basis of one Preferred Share, Series 22 for each Preferred Share, Series 23.

Holders of Preferred Shares, Series 30 will have the right, at their option, on April 26, 2015 and on April 26 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Preferred Shares, Series 30 registered in their name into Preferred Shares, Series 31 on the basis of one Preferred Share, Series 31 for each Preferred Share, Series 30.

Holders of Preferred Shares, Series 31 will have the right, at their option, on April 26, 2020 and on April 26 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Preferred Shares, Series 31 registered in their name into Preferred Shares, Series 30 on the basis of one Preferred Share, Series 30 for each Preferred Share, Series 31.

Holders of Preferred Shares, Series 32 will have the right, at their option, on February 2, 2016 and on February 2 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of the payment of the tax (if any) payable, all or any of their Preferred Shares, Series 32 registered in their name into Preferred Shares, Series 33 on the basis of one Preferred Share, Series 33 for each Preferred Share, Series 32.

Holders of Preferred Shares, Series 33 will have the right, at their option, on February 2, 2021 and on February 2 every five years thereafter to convert, subject to certain restrictions on conversion and the payment or delivery to the Bank of evidence of payment of the tax (if any) payable, all or any of their Preferred Shares, Series 33 registered in their name into Preferred Shares, Series 32 on the basis of one Preferred Share, Series 32 for each Preferred Share, Series 33.

Purchase for Cancellation

Subject to the provisions of the Bank Act, the prior consent of the Superintendent and certain conditions being met, the Bank may at any time purchase for cancellation any series of Preferred Shares outstanding, in the open market at the lowest price or prices at which in the opinion of the Board of Directors of the Bank such shares are obtainable.

Issuance of Other Series of Preferred Shares

The Bank may issue other series of preferred shares ranking on parity with the Preferred Shares without the authorization of the holders of the Preferred Shares.

Voting Rights

Subject to the provisions of the Bank Act, the holders of a series of Preferred Shares as such will not be entitled to receive notice of, attend, or vote at, any meeting of the shareholders of the Bank unless and until the first time at which the Board of Directors of the Bank has not declared the whole dividend on such series of Preferred Shares in respect of any quarter. In that event, the holders of such Preferred Shares will be entitled to receive notice of, and to attend, meetings of shareholders at which directors of the Bank are to be elected and will be entitled to one vote for each Preferred Share held. The voting rights of the holders of such series of Preferred Shares shall forthwith cease upon payment by the Bank of the first dividend on the series of Preferred Shares to which the holders are entitled subsequent to the time such voting rights first arose until such time as the Bank may again fail to declare the whole dividend on such series of Preferred Shares in any quarter, in which event such voting rights shall become effective again and so on from time to time.

Constraints on Ownership of the Bank’s Shares

The Bank Act contains restrictions on the issue, transfer, acquisition, beneficial ownership and voting of all shares of a chartered bank. Please refer to the section above entitled “Description of the Bank’s Business – General Summary – Supervision and Regulation in Canada” for a summary of these restrictions.

Credit Ratings of Securities and Liquidity

The Bank maintains large holdings of liquid assets to support its operations. Credit ratings are important to the Bank’s borrowing costs and ability to raise funds. A rating’s downgrade could potentially have adverse consequences by reducing the Bank’s access to capital markets and increasing its borrowing costs. In the event the Bank’s credit ratings are downgraded, this could also affect the Bank’s position to post additional collateral. While the Bank maintains access to sufficient collateral to meet its obligations, in the event of a downgrade of its ratings by one or more of the rating agencies noted below, the Bank’s costs of entering into normal course derivative or hedging transactions could be affected.

The following ratings have been assigned to the Bank’s securities by the rating agencies noted below. Credit ratings, including stability or provisional ratings, are not recommendations to purchase, sell or hold a security as they do not comment on market price or suitability for a particular investor. Ratings may not reflect the potential impact of all risks on the value of securities. In addition, real or anticipated changes in the rating assigned to a security will generally affect the market value of that security. Ratings are subject to revision or withdrawal at any time by the rating agency. Each rating listed in the chart below should be evaluated independently of any other rating applicable to the Bank’s debt and Preferred Shares.

	Moody’s Investor Service	Standard & Poor’s	Fitch Ratings	DBRS
Senior long-term debt / deposits	Aa2	A+	AA-	AA
Subordinated debt	A2	A-	A+	AA (low)
Short-term deposits / commercial paper	P-1	A-1	F1+	R-1 (high)
Non-cumulative Preferred Shares	Baa1	BBB / P-2*	Not rated	Pfd-2 (high)

*	Canadian scale

The above-noted ratings have the following meanings:

Moody’s Investor Service (“Moody’s”)

•	Moody’s long-term ratings are opinions of the relative credit risk of financial obligations with an original maturity of one year or more.

•

Obligations rated Aa are judged to be of high quality and are subject to very low credit risk. The numerical modifiers (1), (2) and (3) indicate higher, middle and lower rankings respectively within the Aa rating category.

•

Moody’s short-term ratings are opinions of the issuer’s ability to honour short-term financial obligations. A P-1 rating indicates that an issuer has a superior ability to repay short-term debt obligations.

•

Obligations rated Baa are subject to moderate credit risk. They are considered medium grade and as such may possess certain speculative characteristics. Moody’s rated the Bank’s Preferred Shares Baa1, three notches below the Bank’s baseline credit assessment of a1, to reflect Moody’s opinion that no support from the Canadian government is expected for preferred shareholders should there be default.

Moody’s affirmed the Bank’s credit ratings and changed the outlook to negative from stable on the senior debt and uninsured deposit ratings on June 11, 2014. Moody’s took similar actions with respect to the other six largest Canadian banks. These outlook changes reflect Moody’s views related to the Canadian government’s plans to implement a “bail-in” regime for D-SIBs and the impact to such banks. Moody’s will review its rating once more details surrounding the “bail-in” regime have been finalized.

Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies (Canada) Corporation (“S&P”)

•

An obligation rated A is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher-rated categories. However, the obligor has strong capacity to meet its financial commitment.

•

A short-term obligation rated A-1 is in the highest category by S&P. The obligor’s capacity to meet its financial commitments is strong. The plus sign (+) indicates that the obligor’s capacity to meet its financial commitment is extremely strong.

•

The Bank’s Preferred Shares are rated BBB using S&P’s global scale. An obligation rated as BBB is more subject to adverse changes in economic conditions than obligations in higher-rated categories. However, the obligor has adequate capacity to meet financial commitments. The Bank’s Preferred Shares are also rated P-2 on S&P’s Canadian scale for preferred shares.

On August 8, 2014, S&P revised its outlook for the Bank to negative from stable. The outlook revision reflects the possible impact of a “bail-in” policy proposal from the Canadian federal government, in order to reduce the potential for taxpayers to absorb the cost of a bank bailout. The outlook revision covered the six largest Canadian banks.

S&P downgraded the Bank’s credit ratings on its Tier 1 preferred shares on September 29, 2014 from BBB+ / P-2 (high) to BBB / P-2, in order to reflect a revision in S&P’s bank hybrid capital instruments rating methodology in Canada given S&P’s views on recent regulatory changes in Canada as a result of adopting the Basel III Framework. S&P affirmed the Bank’s credit ratings on its subordinated debt. Nine other Canadian banks and credit unions were impacted by this change in S&P methodology.

Fitch Ratings

•

AA rated securities have a very high credit quality and denote expectations of very low credit risk. They indicate very strong capacity for payment of financial commitments. This capacity is not significantly vulnerable to foreseeable events. The minus sign (-) is a modifier denoting relative status within the AA category.

•

A rated securities have a high credit quality and denote expectations of low credit risk. The capacity for payment of financial commitments is considered strong. This capacity may, nevertheless, be more vulnerable to business or economic conditions than is the case for higher ratings. The plus sign (+) is a modifier denoting relative status within the A category.

•

F1 is the highest short-term credit quality and indicates the strongest intrinsic capacity for timely payment of financial commitments. The plus sign (+) denotes an exceptionally strong credit feature.

DBRS Limited (“DBRS”)

•

Long-term debt rated AA is of superior credit quality. The capacity for the payment of financial obligations is considered high and credit quality differs from AAA only to a small degree. Obligations with the AA rating are unlikely to be significantly vulnerable to future events. Each rating category is denoted by the subcategories “high” and “low”. The absence of either a “high” or “low” designation indicates the rating is in the middle of the category.

•

Short-term debt rated R-1 (high) is of the highest credit quality, and indicates the capacity for the payment of short-term financial obligations as they fall due is exceptionally high and unlikely to be adversely affected by future events. The category is further denoted by the subcategories “high”, “middle”, and “low”.

•

Preferred shares rated Pfd-2 are of satisfactory credit quality. Protection of dividends and principal is still substantial but earnings, the balance sheet and coverage ratios are not as strong as those of companies rated Pfd-1. Pfd-2 securities generally correspond with companies whose senior bonds are rated in the A category. Each rating category is denoted by the subcategories “high” and “low”. The absence of either a “high” or “low” designation indicates the rating is in the middle of the category.

DBRS downgraded the Bank’s Preferred Shares on December 9, 2013 from Pfd-1 (low) to Pfd-2 (high), in order to reflect the updated “DBRS Criteria: Rating Bank Capital Securities – Subordinated, Hybrid, Preferred & Contingent Capital Securities”. The change in criteria affected six large Canadian banks.

As is customary in the marketplace, the Bank pays fees to the credit rating agencies for the rating services associated with the assignment of the credit ratings noted above, and for any other service provided to the Bank by the aforementioned credit rating agencies.

MARKET FOR SECURITIES OF THE BANK

The Bank’s common shares are listed under the stock symbol “BNS” on the Toronto Stock Exchange (“TSX”) and the New York Stock Exchange (“NYSE”). The Preferred Shares are listed on the TSX under the stock symbols “BNS.PR.L” for the Preferred Shares, Series 14, “BNS.PR.M” for the Preferred Shares, Series 15, “BNS.PR.N” for the Preferred Shares, Series 16, “BNS.PR.O” for the Preferred Shares, Series 17, “BNS.PR.P” for the Preferred Shares, Series 18, “BNS.PR.A” for the Preferred Shares, Series 19, “BNS.PR.Q” for the Preferred Shares, Series 20, “BNS.PR.B” for the Preferred Shares, Series 21, “BNS.PR.R” for the Preferred Shares, Series 22, “BNS.PR.C” for the Preferred Shares, Series 23, “BNS.PR.Y” for the Preferred Shares, Series 30, and “BNS.PR.Z” for the Preferred Shares, Series 32. From time to time, the Bank also has deposit notes and other securities listed on the London Stock Exchange and the Singapore Stock Exchange.

Trading Price and Volume of the Bank’s Common and Preferred Shares on the Toronto Stock Exchange and all Other Canadian Exchanges

The following table sets out the price range and trading volume of the Bank’s securities on the Toronto Stock Exchange and all other Canadian exchanges (as reported by Bloomberg) for the periods indicated:

	Common Shares	Preferred Shares
		Series 13[13]	Series 14	Series 15	Series 16	Series 17	Series 18	Series 19	Series 20	Series 21	Series 22	Series 23	Series 24[14]	Series 26[15]	Series 28[16]	Series 30	Series 32[17]
November 2013
-High Price ($)	$66.75	$25.58	$25.83	$25.72	$26.39	$26.69	$25.64	$26.18	$25.38	$25.14	$25.39	—	—	$25.68	$25.63	$24.37	$24.16
-Low Price ($)	$62.81	$25.20	$25.47	$25.36	$25.74	$26.20	$24.79	$25.88	$24.75	$24.92	$25.09	—	—	$25.45	$25.42	$23.50	$23.55
-Volume (‘000)	59,967	84	119	162	113	114	118	70	115	715	221	—	—	435	134	207	1,100
December 2013
-High Price ($)	$66.59	$25.55	$25.66	$25.74	$26.31	$26.65	$25.65	$26.00	$25.35	$25.17	$25.38	—	—	$25.67	$25.65	$24.04	$24.08
-Low Price ($)	$62.51	$25.00	$25.26	$25.30	$25.90	$26.18	$24.84	$25.86	$25.05	$25.01	$25.10	—	—	$25.46	$25.46	$23.20	$23.55
-Volume (‘000)	66,866	104	132	138	144	46	155	114	217	70	253	—	—	225	150	202	302
January 2014
-High Price ($)	$66.60	$25.50	$25.62	$25.61	$26.14	$26.48	$25.41	$25.96	$25.27	$25.29	$25.38	$25.12	—	$25.63	$25.66	$24.15	$24.23
-Low Price ($)	$60.56	$24.90	$25.08	$25.04	$25.69	$26.05	$24.72	$25.14	$24.82	$24.82	$25.05	$24.75	—	$25.19	$25.18	$23.41	$23.58
-Volume (‘000)	89,277	177	295	229	91	233	204	75	496	255	806	17	—	276	283	157	281
February 2014
-High Price ($)	$64.07	$25.46	$25.73	$25.77	$26.15	$26.30	$25.37	$25.46	$25.26	$24.99	$25.64	$25.14	—	$25.33	$25.34	$24.24	$24.09
-Low Price ($)	$59.92	$25.06	$25.38	$25.30	$25.43	$26.08	$24.71	$25.10	$24.84	$24.51	$25.10	$24.69	—	$25.23	$25.23	$23.37	$23.52
-Volume (‘000)	58,319	128	251	170	94	151	85	667	191	101	305	43	—	125	251	152	571
March 2014
-High Price ($)	$65.34	$25.82	$25.82	$25.90	$26.25	$26.43	$25.49	$25.40	$25.55	$25.02	$25.75	$25.22	—	$25.39	$25.40	$24.35	$24.41
-Low Price ($)	$62.53	$25.20	$25.44	$25.58	$25.78	$26.00	$25.01	$25.13	$25.05	$24.66	$25.40	$24.90	—	$24.97	$24.97	$23.76	$23.73
-Volume (‘000)	65,025	109	164	327	121	46	117	401	113	243	71	177	—	640	380	232	656
April 2014
-High Price ($)	$66.72	$25.73	$25.90	$25.98	$26.30	$26.44	$25.60	$25.63	$25.87	$25.26	$26.08	$25.51	—	$25.02	$25.01	$24.49	$24.58
-Low Price ($)	$63.96	$25.23	$25.51	$25.61	$25.86	$26.03	$25.15	$25.17	$25.14	$24.77	$25.40	$25.06	—	$24.97	$24.97	$24.00	$24.00
-Volume (‘000)	64,033	83	219	244	85	68	247	348	90	65	278	88	—	384	406	108	714
May 2014
-High Price ($)	$69.86	$25.75	$25.99	$26.05	$26.47	$26.58	$25.85	$25.67	$25.72	$25.30	$25.93	$25.49	—	—	—	$24.60	$24.88
-Low Price ($)	$66.18	$25.41	$25.75	$25.85	$26.18	$26.35	$24.97	$25.40	$25.10	$25.10	$25.40	$25.16	—	—	—	$23.75	$24.05
-Volume (‘000)	48,123	141	180	237	153	52	267	131	270	175	294	56	—	—	—	194	643
June 2014
-High Price ($)	$71.64	$25.67	$25.99	$26.00	$26.45	$26.50	$25.57	$25.85	$25.48	$25.37	$25.82	$25.58	—	—	—	$24.09	$24.58
-Low Price ($)	$69.34	$24.97	$25.60	$25.69	$25.85	$26.02	$24.91	$25.36	$25.09	$25.01	$25.32	$25.20	—	—	—	$23.49	$23.92
-Volume (‘000)	59,301	314	118	65	166	75	360	75	135	114	116	41	—	—	—	185	323
July 2014
-High Price ($)	$74.93	$25.01	$25.94	$25.99	$26.13	$26.37	$25.60	$25.87	$25.89	$25.61	$26.04	$25.71	—	—	—	$24.18	$24.65
-Low Price ($)	$71.12	$24.98	$25.61	$25.70	$25.80	$26.03	$25.27	$25.39	$25.33	$25.11	$25.40	$25.21	—	—	—	$23.72	$24.06
-Volume (‘000)	57,810	136	94	234	277	387	350	110	387	38	76	47	—	—	—	160	302
August 2014
-High Price ($)	$74.39	—	$25.92	$25.96	$26.26	$26.44	$25.59	$25.89	$25.77	$25.53	$25.95	$25.57	—	—	—	$24.10	$24.60
-Low Price ($)	$71.19	—	$25.71	$25.68	$25.91	$26.12	$25.23	$25.60	$25.46	$25.22	$25.56	$25.33	—	—	—	$23.71	$24.15
-Volume (‘000)	56,638	—	123	138	382	344	67	150	164	133	110	26	—	—	—	168	260
September 2014
-High Price ($)	$73.33	—	$25.79	$25.85	$26.18	$26.43	$25.62	$25.80	$25.89	$25.84	$25.98	$25.84	—	—	—	$24.12	$24.68
-Low Price ($)	$68.11	—	$25.69	$25.69	$25.94	$26.16	$25.30	$25.65	$25.41	$25.33	$25.65	$25.42	—	—	—	$23.86	$24.40
-Volume (‘000)	66,638	—	191	97	203	67	76	100	59	65	121	23	—	—	—	189	200
October 2014
-High Price ($)	$69.65	—	$25.75	$25.85	$26.28	$26.37	$25.60	$25.92	$25.67	$25.76	$25.89	$25.86	—	—	—	$24.13	$24.73
-Low Price ($)	$64.05	—	$25.37	$25.40	$25.76	$25.95	$25.09	$25.66	$25.31	$25.27	$25.48	$25.51	—	—	—	$23.70	$24.25
-Volume (‘000)	99,768	—	110	115	101	187	255	60	37	87	51	42	—	—	—	102	177

13	The Preferred Shares, Series 13 were fully redeemed on July 29, 2014.
14	The Preferred Shares, Series 24 were issued on December 12, 2008 by the Bank to Sun Life Financial Inc. as partial consideration for the acquisition by the Bank of trust units of CI Financial Income Fund (now CI Financial Corp.) and fully redeemed on January 26, 2014.
15	The Preferred Shares, Series 26 were fully redeemed on April 26, 2014.
16	The Preferred Shares, Series 28 were fully redeemed on April 26, 2014.
17	The Preferred Shares, Series 32 were issued on February 1, 2011 by the Bank to shareholders of DundeeWealth Inc. (now HollisWealth Inc.) as partial consideration for the acquisition by the Bank of DundeeWealth Inc. common shares; special shares, series C; and first preference shares, series X.

Prior Sales

In the most recently completed financial year, the Bank did not issue any shares or subordinated debentures that are not listed or quoted on a marketplace in fiscal 2014. From time to time, the Bank issues principal at risk notes. For a list of all subordinated indebtedness of the Bank see Note 23 to the Bank’s consolidated financial statements for its year ended October 31, 2014.

DIRECTORS AND EXECUTIVE OFFICERS OF THE BANK

Directors and Board Committees of the Bank

The following table sets out the Bank’s directors as of December 5, 2014. The term of office of each director expires at the close of the Bank’s next annual meeting of shareholders. Information concerning the nominees proposed by management for election as directors at the annual meeting of shareholders will be contained in the Bank’s 2015 Management Proxy Circular.

Name and Municipality and Province of Residence	Board Committee Memberships	Principal Occupation

Nora A. Aufreiter Toronto, Ontario, Canada (Director since August 25, 2014)	ACRC	Corporate Director and a former Director and leader of McKinsey & Company’s Toronto office

Guillermo E. Babatz Mexico City, Mexico (Director since January 28, 2014)	ACRC ERC	Managing Partner of Atik Capital, S.C., an advisory firm specializing in structured finance

Ronald A. Brenneman Calgary, Alberta, Canada (Director since March 28, 2000)	ERC – Chair HRC	Corporate Director and retired Executive Vice-Chairman, Suncor Energy Inc., an integrated energy company

C.J. Chen Singapore, Republic of Singapore (Director since October 30, 1990)	CGC	Counsel to Rajah & Tann Singapore LLP, specializing in corporate and capital markets, securities and trusts

Charles H. Dallara Oak Hill, Virginia, U.S. (Director since September 23, 2013)	ACRC CGC	Executive Vice Chairman of the Board of Directors of Partners Group Holding AG and Chairman of the Americas, a firm that provides investment advisory and management services in the private markets spectrum

David A. Dodge, O.C. Ottawa, Ontario, Canada (Director since April 8, 2010)	ERC	Senior Advisor to Bennett Jones LLP, a law firm

N. Ashleigh Everett Winnipeg, Manitoba, Canada (Director since October 28, 1997)	CGC – Chair ERC	President, Corporate Secretary and director of Royal Canadian Securities Limited, the principal businesses of which include Domo Gasoline Corporation (a gasoline retailer), Royal Canadian Properties Limited (a real estate and property development company), and L’Eau-1 Inc. (a water purification company)

Name and Municipality and Province of Residence	Board Committee Memberships	Principal Occupation

John C. Kerr, C.M., O.B.C., LL.D. Vancouver, British Columbia, Canada (Director since March 30, 1999)	HRC – Chair ERC	A private investor and the former managing partner of Lignum Forest Products LLP, a privately-held forest products distribution company, and President of the Vancouver Professional Baseball LLP, owner of the Vancouver Canadians minor league baseball team

Thomas C. O’Neill Toronto, Ontario, Canada (Director since May 26, 2008)	ACRC CGC ERC HRC	Chairman of the Board of the Bank and Corporate Director

Brian J. Porter Toronto, Ontario, Canada (Director since April 9, 2013)	None	President and Chief Executive Officer of the Bank

Aaron W. Regent Toronto, Ontario, Canada (Director since April 9, 2013)	ACRC HRC	Founder and Managing Partner of Magris Resources Inc., a private equity firm that acquires, develops and operates mining assets on a global basis

Indira V. Samarasekera, O.C., Ph.D. Edmonton, Alberta, Canada (Director since May 26, 2008)	CGC HRC	President and Vice-Chancellor of the University of Alberta

Susan L. Segal New York, New York, U.S. (Director since December 2, 2011)	ACRC CGC	President and Chief Executive Officer of the Americas Society, an organization dedicated to education, debate and dialogue in the Americas and of the Council of the Americas, an international business organization for companies in the western hemisphere

Paul D. Sobey Chance Harbour, Pictou County, Nova Scotia, Canada (Director since August 31, 1999)	ACRC - Chair ERC	Corporate director and the former President and Chief Executive Officer of Empire Company Limited, a Canadian company whose key businesses include food retailing and related real estate

Barbara S. Thomas Belleair, Florida, U.S. (Director since September 28, 2004)	CGC HRC	Corporate Director

Notes:

ACRC – Audit and Conduct Review Committee

CGC – Corporate Governance Committee

ERC – Executive and Risk Committee

HRC – Human Resources Committee

All directors have held the positions, or other executive positions with the same, predecessor or associated firms, set out in this AIF for the past five years with the exception of: Guillermo E. Babatz, who, prior to December 2012 was Executive

Chairman of Comisión Nacional Bancaria y de Valores in Mexico; Ronald A. Brenneman, who, prior to August 2009, was President and Chief Executive Officer of Petro Canada, an oil and gas company; Charles H. Dallara, who, prior to February 2013 was Managing Director and Chief Executive Officer of the Institute of International Finance Inc., a global association of financial institutions; and Aaron W. Regent, who, prior to June 2012, was President and Chief Executive Officer of Barrick Gold Corporation, a company engaged in the production and sale of gold, as well as related activities such as exploration and mine development.

Executive Officers of the Bank

The following are the Bank’s executive officers, their titles and municipalities of residence in Canada as of December 5, 2014:

Name and Principal Occupation	Municipality of Residence
Brian J. Porter President and Chief Executive Officer	Toronto, Ontario

J. Michael Durland Group Head and CEO, Global Banking & Markets	Toronto, Ontario

Dieter W. Jentsch Group Head, International Banking	King City, Ontario

Anatol von Hahn Group Head, Canadian Banking	Toronto, Ontario

Deborah M. Alexander Executive Vice-President, General Counsel and Secretary	Toronto, Ontario

Andrew H.W. Branion Executive Vice-President, Chief Market Risk Officer	Toronto, Ontario

Terry K. Fryett Executive Vice-President, Chief Credit Officer	Toronto, Ontario

Stephen P. Hart Chief Risk Officer	Toronto, Ontario

Marianne Hasold-Schilter Executive Vice-President and Chief Administrative Officer, International Banking	Aurora, Ontario

Jeffrey C. Heath Executive Vice-President and Group Treasurer	Toronto, Ontario

Robin S. Hibberd Executive Vice-President, Retail Products and Services, Canadian Banking	Toronto, Ontario

Marian Lawson Executive Vice-President, Global Financial Institutions and Transaction Banking	Toronto, Ontario

Barbara F. Mason Chief Human Resources Officer	Toronto, Ontario

Sean D. McGuckin Executive Vice-President and Chief Financial Officer	Mississauga, Ontario

Name and Principal Occupation	Municipality of Residence
Kimberlee B. McKenzie Executive Vice-President, Information Technology and Solutions	Mississauga, Ontario

James I. McPhedran Executive Vice-President, Retail Distribution, Canadian Banking	Toronto, Ontario

James P. O’Sullivan Executive Vice-President, Global Wealth Management	Toronto, Ontario

All of the executive officers of the Bank have been actively engaged for more than five years in the affairs of the Bank in executive or senior management capacities, except: J. Michael Durland who, prior to December 3, 2010, was a senior officer solely of Scotia Capital Inc.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

To the best of the Bank’s knowledge, after having made due inquiry, the Bank confirms that as at the date hereof, no director or executive officer of the Bank:

(a)	is, as at the date of this AIF or has been within the last 10 years, a director, chief executive officer or chief financial officer of any company that was the subject of a cease trade order or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days that was issued:

(i)	while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

(ii)	after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer;

(b)	is, as at the date of this AIF, or has been within the last 10 years, a director or executive officer of any company that, while that person was acting in that capacity or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)	has, or within 10 years before the date of this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director or executive officer, except Ms. Everett who was, prior to April 2005, a director and officer of Tereve Holdings Ltd., which filed for protection under the Companies’ Creditors Arrangement Act (Canada) in August 2005 and Ms. Thomas who was, until September 2, 2009, a director of Spectrum Brands, Inc., which filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in February 2009 and emerged as a solvent private company on September 2, 2009.

To the best of the Bank’s knowledge, after due inquiry, none of the directors or executive officers of the Bank have been subject to (a) any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority or have entered into a settlement agreement with a Canadian securities regulatory authority; or (b) any other penalties or sanctions imposed by a court or a regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Shareholdings of Management

To the knowledge of the Bank, the directors and executive officers of the Bank as a group own, or exercise control or direction over, less than one per cent of the outstanding common shares of the Bank. None of the Bank’s directors or executive officers holds shares of the Bank’s subsidiaries except where required for qualification as a director of a subsidiary.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

In the ordinary course of business, the Bank and its subsidiaries are routinely defendants in or parties to a number of pending and threatened legal actions and proceedings, including actions brought on behalf of various classes of claimants.

In view of the inherent difficulty of predicting the outcome of such matters, the Bank cannot state what the eventual outcome of such matters will be; however, based on current knowledge, management does not believe that liabilities, if any, arising from pending litigation will have a material adverse effect on the consolidated financial position, or the results of operations of the Bank.

In the ordinary course of business, the Bank and its subsidiaries may be subject to penalties or sanctions imposed by regulatory authorities or enter into settlement agreements with regulatory authorities from time to time. As the Bank and its subsidiaries are subject to numerous regulatory authorities around the world, fees, administrative penalties and sanctions may be categorized differently by each regulator. Any such penalties imposed under these categories against the Bank and its subsidiaries, however, are not material, nor would they likely be considered important to a reasonable investor in making an investment decision, and would include penalties such as late filing fees. The Bank and its subsidiaries have not entered into any material settlement agreements with a court relating to securities legislation or with a securities regulatory authority.18

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

To the best of the Bank’s knowledge, the Bank confirms that there are no directors or executive officers or any associate or affiliate of a director or executive officer with a material interest in any transaction within the three most recently completed financial years or during the current financial year that has materially affected or will materially affect the Bank.

TRANSFER AGENT AND REGISTRAR

Computershare Trust Company of Canada is the Bank’s transfer agent and registrar at the following addresses: Computershare Trust Company of Canada, 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1 and Computershare Trust Company N.A., 250 Royall Street, Canton, Massachusetts, 02021, U.S.

CONFLICTS OF INTEREST

To the knowledge of the Bank, no director or executive officer of the Bank has an existing or potential conflict of interest with the Bank or any of its subsidiaries.

EXPERTS

The Bank’s Shareholders’ Auditors are KPMG LLP, Bay Adelaide Centre, 333 Bay Street, Suite 4600, Toronto, Ontario, M5H 2S5. KPMG LLP is independent of the Bank within the meaning of the Rules of Professional Conduct / Code of Ethics of various Canadian provincial institutes/ordre and within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies and any applicable legislation or regulation.

18	National Instrument 14-101 limits the meaning of “securities legislation” to Canadian provincial and territorial legislation and “securities regulatory authority” to Canadian provincial and territorial securities regulatory authorities.

THE BANK’S AUDIT AND CONDUCT REVIEW COMMITTEE

A copy of the Bank’s Audit and Conduct Review Committee charter is attached to this AIF as Schedule “B” and can also be found on the Bank’s website at www.scotiabank.com in the Corporate Governance section.

The following directors are members of the Audit and Conduct Review Committee: Paul D. Sobey (Chair and financial expert), Nora A. Aufreiter, Guillermo E. Babatz (financial expert), Charles H. Dallara, Thomas C. O’Neill (financial expert), Aaron W. Regent (financial expert) and Susan L. Segal. All of the members of the Committee are financially literate and independent, and four members of the Committee have been designated as financial experts. The Bank’s Board of Directors has designated each of Mr. Paul D. Sobey, Guillermo E. Babatz, Mr. Thomas C. O’Neill and Aaron W. Regent as an audit committee financial expert, as that term is defined by the NYSE’s corporate governance standards applicable to the Bank. The SEC has indicated that the designation of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such persons as members of the Audit and Conduct Review Committee and Board of Directors of the Bank in the absence of such designation.

The education and related experience (as applicable) of each Audit and Conduct Review Committee member is described below.

Paul D. Sobey (Chair) – Mr. Sobey is a corporate director and the former President and Chief Executive Officer of Empire Company Limited, a food distributor, real estate and investment company, serving in that capacity from July 1998 to December 2013. He received his Bachelor of Commerce from Dalhousie University, attended the Harvard University Business School, Advanced Management Program in 1996 and is a chartered accountant. In 2005, Mr. Sobey was awarded the Fellow Chartered Accountant designation by the Institute of Chartered Accountants of Nova Scotia.

Nora A. Aufreiter – Ms. Aufreiter is a corporate director and a former Director and leader of McKinsey & Company’s Toronto office, an international management consulting firm. Throughout her 27 year career at McKinsey & Company, she worked extensively in Canada, the U.S. and internationally serving her clients in consumer-facing industries, including retail, consumer and financial services, energy and the public sector. She holds a B.A. (Honours) in business administration from the Ivey Business School at Western University and a Masters in Business Administration from Harvard Business School.

Guillermo E. Babatz – Mr. Babatz is the Managing Partner of Atik Capital, S.C., an advisory firm that specializes in structuring financial solutions for its clients. Previously, he was the Executive Chairman of Comisión Nacional Bancaria y de Valores in Mexico from July 2007 to December 2012. He holds a B.A. (Economics) from the Instituto Tecnológico Autónomo de México (ITAM) in Mexico City, and a Ph.D. in Economics from Harvard University.

Charles H. Dallara – Dr. Dallara is Executive Vice Chairman of the Board of Directors of Partners Group Holding AG and Chairman of the Americas, a firm that provides investment advisory and management services in the private markets spectrum. Prior to joining Partners Group, Dr. Dallara was the Managing Director and Chief Executive Officer of the Institute of International Finance Inc., a global association of financial institutions. Previously, he was a Managing Director at J.P. Morgan & Co. He holds a bachelor’s degree in economics from the University of South Carolina, a Master of Arts, a Master of Arts in Law & Diplomacy and a Ph.D. from the Fletcher School of Law and Diplomacy.

Thomas C. O’Neill – Mr. O’Neill is a Chairman of the Board of the Bank. He is the retired Chair of the Board of PwC Consulting. He was formerly Chief Executive Officer of PwC Consulting, Chief Operating Officer of PricewaterhouseCoopers LLP, Global, Chief Executive Officer of PricewaterhouseCoopers LLP, Canada and Chair of the Board and Chief Executive Officer of Price Waterhouse Canada. He holds a Bachelor of Commerce degree and is a chartered accountant. In 2008, Mr. O’Neill was awarded a Fellowship by the Institute of Corporate Directors of Canada and in 1988, he was awarded the Fellow Chartered Accountant designation by the Ontario Institute of Chartered Accountants. In September 2013, Mr. O’Neill received the Award of Outstanding Merit from the Institute of Chartered Accountants of Ontario (“CPA Ontario”), which is CPA Ontario’s highest honour and recognizes service to the accounting profession and community involvement.

Aaron W. Regent – Mr. Regent is the Founder and Managing Partner of Magris Resources Inc., a private equity firm that acquires, develops and operates mining assets on a global basis. He was President and Chief Executive Officer of Barrick

Gold Corporation from January 2009 to June 2012. Previously, he was Senior Managing Partner of Brookfield Asset Management Inc. and Co-CEO of Brookfield Infrastructure Group (2006-2009). Mr. Regent also previously served as Chief Financial Officer of Noranda Inc., President and Chief Executive Officer of Falconbridge Limited and President of Noranda Inc. following its merger with Falconbridge Limited. Mr. Regent has a Bachelor of Arts from the University of Western Ontario and is a Member of CPA Ontario.

Susan L. Segal –Ms. Segal has been the President and Chief Executive Officer of the Americas Society and Council of the Americas since 2003. Previously, Ms. Segal was a partner and Latin American Group Head at JPMorgan Partners / Chase Capital Partners. Prior to joining Chase Capital Partners, Ms. Segal was a senior managing director focused on Emerging Markets Investment Banking and Capital Markets at Chase Bank and its predecessor banks. Ms. Segal currently serves on the board of directors and audit committee of MercadoLibre, Inc. Ms. Segal has a B.A. from Sarah Lawrence College and a Masters in Business Administration from Columbia University.

Please refer to Table 82 on page 106 of the MD&A, which is incorporated herein by reference, for disclosure relating to the fees paid by the Bank to the Bank’s Shareholders’ Auditors, KPMG LLP in each of the last two fiscal years. The nature of these services is described below:

•

Audit services generally relate to the statutory audits and review of financial statements, regulatory required attestation reports, as well as services associated with registration statements, prospectuses, periodic reports and other documents filed with securities regulatory bodies or other documents issued in connection with securities offerings.

•

Audit-related services include attest services required by regulatory bodies not directly linked to the financial statements, review of controls and procedures related to regulatory reporting, audits of employee benefit plans, special attest services not required by statute or regulation, but requested by a party to a specific transaction, independent review of risk processes, consultation and training on accounting and financial reporting and review of internal controls of the general ledger implemented at head office.

•

Tax services outside of the audit scope relate primarily to specified review procedures required by local tax authorities, attestation on tax returns of certain subsidiaries as required by local tax authorities, and review to determine compliance with an agreement with the tax authorities.

•	Other non-audit services are primarily for the review and translation of English language financial statements into other languages and other services.

The Audit and Conduct Review Committee has adopted policies and procedures (the “Policies”) for the pre-approval of services performed by the Bank’s Shareholders’ Auditors. The objective of the Policies is to specify the scope of services permitted to be performed by the Bank’s Shareholders’ Auditors and to ensure the independence of the Bank’s Shareholders’ Auditors is not compromised through engaging them for other services. The Policies state that the Audit and Conduct Review Committee shall pre-approve the following: audit services (all such engagements provided by the Bank’s Shareholders’ Auditors as well as all such engagements provided by any other registered public accounting firm); and other permitted services to be provided by the Bank’s Shareholders’ Auditors (primarily audit and audit-related services). The Bank’s Shareholders’ Auditors shall not be engaged in the provision of tax or other non-audit services, without the pre-approval of the Audit and Conduct Review Committee. The Policies also enumerate pre-approved services including specific audit, audit-related and other limited non-audit services that are consistent with the independence requirements of the U.S. Sarbanes-Oxley Act of 2002, Canadian independence standards for auditors and applicable legal requirements. The Policies are applicable to the Bank, its subsidiaries and entities that are required to be consolidated by the Bank. The Audit and Conduct Review Committee shall review and approve the Policies on at least an annual basis. The Policies do not delegate any of the Audit and Conduct Review Committee’s responsibilities to management of the Bank.

ADDITIONAL INFORMATION

The Bank will provide to any person upon request to the Executive Vice-President, General Counsel and Secretary of the Bank: (a) when the securities of the Bank are in the course of a distribution under a preliminary short form prospectus or a short form prospectus: (i) one copy of the Bank’s AIF, together with one copy of any document, or the pertinent pages of any document, incorporated by reference in the AIF; (ii) one copy of the consolidated financial statements of the Bank for its most recently completed financial year for which financial statements have been filed, together with the accompanying report of the auditors, and one copy of the most recent interim financial statements of the Bank that have been filed, if any, for any period after the end of its most recently completed financial year; (iii) one copy of the Management Proxy Circular of the Bank in respect of its most recent annual meeting of shareholders; and (iv) one copy of any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under (i) to (iii) above; or (b) at any other time, one copy of any other documents referred to in (a)(i), (ii) and (iii) above, provided the Bank may require the payment of a reasonable charge if the request is made by a person or company who is not a security holder of the Bank.

Additional information relating to the Bank may be found on the SEDAR website at www.sedar.com and on the SEC’s website at www.sec.gov. Additional information, including directors’ and officers’ compensation, indebtedness and options to purchase securities, principal holders of the Bank’s securities and interests of insiders in material transactions, where applicable, is contained in the Management Proxy Circular. Additional financial information is provided in the Bank’s consolidated financial statements and MD&A for its year ended October 31, 2014. A copy of such documents may be obtained upon request from the Executive Vice-President, General Counsel and Secretary of the Bank at Scotia Plaza, 44 King Street West, Toronto, Ontario, M5H 1H1.

Schedule A

Principal subsidiaries(1)

The following table presents the principal subsidiaries the Bank owns, directly or indirectly. All of these subsidiaries are included in the Bank’s consolidated financial statements.

		Carrying value of shares
As at October 31 ($ millions)	Principal office	2014	2013
Canadian BNS Investments Inc. Montreal Trust Company of Canada	Toronto, Ontario Montreal, Quebec	$11,824	$11,707
Hollis Canadian Bank	Toronto, Ontario	858	822
HollisWealth Inc.	Toronto, Ontario	3,728	3,869
Tangerine Bank	Toronto, Ontario	3,329	3,267
National Trustco Inc. The Bank of Nova Scotia Trust Company National Trust Company	Toronto, Ontario Toronto, Ontario Stratford, Ontario	538	640
RoyNat Inc.	Toronto, Ontario	49	47
1832 Asset Management L.P.	Toronto, Ontario	810	373
Scotia Capital Inc.	Toronto, Ontario	1,327	1,045
Scotia Dealer Advantage Inc.	Burnaby, British Columbia	357	267
Scotia Life Insurance Company	Toronto, Ontario	174	148
Scotia Mortgage Corporation	Toronto, Ontario	695	589
Scotia Securities Inc.	Toronto, Ontario	16	52

International
Banco Colpatria Multibanca Colpatria S.A. (51%)	Bogota, Colombia	1,271	1,241
The Bank of Nova Scotia Berhad	Kuala Lumpur, Malaysia	306	286
The Bank of Nova Scotia International Limited Grupo BNS de Costa Rica, S.A. The Bank of Nova Scotia Asia Limited The Bank of Nova Scotia Trust Company (Bahamas) Limited Scotiabank & Trust (Cayman) Ltd. Scotiabank (Bahamas) Limited Scotiabank (British Virgin Islands) Limited Scotiabank (Hong Kong) Limited Scotiabank (Ireland) Limited Scotiabank (Turks and Caicos) Ltd.	Nassau, Bahamas San Jose, Costa Rica Singapore Nassau, Bahamas Grand Cayman, Cayman Islands Nassau, Bahamas Road Town, Tortola, B.V.I. Hong Kong, China Dublin, Ireland Providenciales, Turks and Caicos Islands	12,731	11,604
Grupo Financiero Scotiabank Inverlat, S.A. de C.V. (97.4%)	Mexico, D.F., Mexico	3,022	2,700
Nova Scotia Inversiones Limitada Scotiabank Chile (99.6%)	Santiago, Chile Santiago, Chile	2,491	2,452
Scotia Capital (USA) Inc.(2)	New York, New York
Scotia Group Jamaica Limited (71.8%) The Bank of Nova Scotia Jamaica Limited Scotia Investments Jamaica Limited (77.0%)	Kingston, Jamaica Kingston, Jamaica Kingston, Jamaica	435	483
Scotia Holdings (US) Inc.(3) Scotiabanc Inc.	Houston, Texas Houston, Texas
Scotia International Limited Scotiabank Anguilla Limited	Nassau, Bahamas The Valley, Anguilla	820	863
Scotia Uruguay Holdings S.A.	Montevideo, Uruguay	335	296
Scotiabank Brasil S.A. Banco Multiplo	Sao Paulo, Brazil	181	158
Scotiabank Caribbean Holdings Ltd. Scotiabank (Belize) Ltd.	Bridgetown, Barbados Belize City, Belize	104	96
Scotiabank de Puerto Rico	San Juan, Puerto Rico	1,069	937
Scotiabank El Salvador, S.A. (99.3%)	San Salvador, El Salvador	488	427
Scotiabank Europe plc	London, United Kingdom	2,110	1,996
Scotiabank Peru S.A.A. (97.8%)	Lima, Peru	2,784	2,560
Scotiabank Trinidad and Tobago Limited (50.9%)	Port of Spain, Trinidad and Tobago	344	291

(1)	The Bank (or immediate parent of an entity) owns 100% of the outstanding voting shares of each subsidiary unless otherwise noted. The listing includes major operating subsidiaries only.
(2)	The carrying value of this subsidiary is included with that of its parent, Scotia Capital Inc.
(3)	The carrying value of this subsidiary is included with that of its parent, BNS Investments Inc.

Schedule B

CHARTER

THE BANK OF NOVA SCOTIA

AUDIT AND CONDUCT REVIEW COMMITTEE OF THE BOARD

The Audit and Conduct Review Committee of the Board of Directors (the “Committee”) has the responsibilities and duties as outlined below:

AUDIT

A.	Mandate

1.	To perform such duties as may be required by:

•	the Bank Act (the “Bank Act”), the regulations thereunder and guidelines of the Office of the Superintendent of Financial Institutions Canada (“OSFI”); and

•

other applicable legislation and regulations, including those of the Ontario Securities Commission and the Canadian Securities Administrators, the Toronto Stock Exchange, the New York Stock Exchange (“NYSE”), the Securities and Exchange Commission and the Sarbanes-Oxley Act, 2002,

as more fully described under the heading “Duties” below.

2.	To assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities for:

•	the integrity of the Bank’s consolidated financial statements and related quarterly results press releases;

•	the Bank’s compliance with legal and regulatory requirements;

•	the system of internal control, including internal control over financial reporting and disclosure controls and procedures (“internal controls”);

•	the external auditor’s qualifications, independence and performance; and

•	the Bank’s internal audit, finance and compliance functions.

3.	To perform such other duties as may from time to time be assigned to the Committee by the Board.

4.	To act as the audit committee for any federally chartered Canadian financial institution beneficially owned by the Bank as determined by the Board.

B.	Authority

The Committee has authority to:

•	conduct or authorize investigations into any matters within its scope of responsibility;

•	retain, as appropriate and at the Bank’s expense, independent counsel, accountants or others to advise the Committee or assist in the conduct of an investigation;

•	meet with Bank officers, the external auditor or outside counsel, as necessary;

•	determine appropriate funding for independent advisors;

•	communicate directly with the internal and external auditors;

•	receive all material correspondence between the external auditor and management related to audit findings; and

•	call a meeting of the Board to consider any matter of concern to the Committee.

C.	Duties

The Committee shall:

Financial Information

•

review the quarterly and annual consolidated financial statements of the Bank prior to approval by the Board and disclosure to the public, and satisfy itself that the financial statements present fairly the financial position, results of operations and cash flows of the Bank;

•

review should include discussion with management and the external auditor of significant issues, including significant accounting policies, regarding the financial results, accounting principles, practices and management estimates and judgments;

•	satisfy itself that the Bank’s accounting practices are prudent and appropriate;

•	review the quarterly and annual Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”) prior to review and approval by the Board;

•

review any material proposed changes in accounting standards and securities policies or regulation relevant to the Bank’s consolidated financial statements and approve any material changes in accounting policies related to the Bank’s consolidated financial statements;

•

be satisfied that adequate procedures are in place for the review of the Bank’s public disclosure of all consolidated financial statements, related quarterly results press releases and financial information extracted or derived from the Bank’s consolidated financial statements and periodically assess the adequacy of these procedures;

•	review material financial press releases prior to public disclosure;

•	review earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies prior to public disclosure;

•	review investments and transactions that could adversely affect the well-being of the Bank brought to its attention by the external auditor or by any officer of the Bank;

•	discuss significant financial risk exposures and the steps management of the Bank has taken to monitor, control and report such exposures;

•	review the Annual Information Form and Form 40-F; and

•

review the process relating to and the certifications of the Chief Executive Officer and the Chief Financial Officer on the integrity of the Bank’s quarterly and annual consolidated financial statements.

Finance Function

•	oversee the Finance Department, having regard to its independence, by:

•	reviewing and approving the appointment and/or removal of the Chief Financial Officer of the Bank;

•	annually reviewing and approving the mandate of the Chief Financial Officer and the Charter of the Finance Department;

•	annually reviewing and approving the organizational structure of the Finance Department;

•	annually reviewing and approving the Finance Department’s resources and budget;

•

annually assessing the effectiveness of the Chief Financial Officer and the effectiveness of the Finance Department, and annually approving the performance review of the Chief Financial Officer, taking into consideration any regulatory findings with respect to the finance function;

•	conveying its views to the Human Resources Committee on the following matters:

•	the assessment of the effectiveness and performance review of the Chief Financial Officer;

•	considerations to be factored into the total compensation to be paid to the Chief Financial Officer; and

•	succession planning for the role of Chief Financial Officer;

•	overseeing that the finance function has unfettered access and a functional reporting line to the Committee;

•	periodically requesting independent reviews of the Finance Department, reviewing the results of such reviews and reporting such results to the Board; and

•	overseeing that deficiencies identified related to the Finance Department are remedied within an appropriate time frame and reporting to the Board on the progress of necessary corrective actions.

Compliance

•	receive reports from management on the Bank’s compliance with legal and regulatory requirements and the adequacy and effectiveness of the Bank’s compliance controls, including:

•

review the annual and other periodic reports of Global Compliance, including compliance with the Bank’s Guidelines for Business Conduct and any instances of material deviation therefrom with corrective actions taken;

•	review the periodic reports on litigation matters; and

•	follow up with management on plans to remediate any deficiencies identified in reports and on any regulatory recommendations or findings, and discuss if weaknesses may exist elsewhere;

•	review the annual report on the Bank’s Outsourcing Risk Management Program;

•	review the annual letter of certification from the Chief Executive Officer on the Bank’s compliance with the Guidelines for Business Conduct;

•	meet, on its own or with the Board, with representatives of OSFI to discuss OSFI’s supervisory results;

•	meet with Bank management to review and discuss the Bank’s response to OSFI’s recommendations and suggestions pursuant to their supervisory activities;

•	review such returns as specified by OSFI;

•	oversee the Global Compliance Department, having regard to its independence, by:

•	reviewing and approving the appointment and/or removal of the Chief Compliance and Regulatory Officer;

•	annually reviewing and approving the job description of the Chief Compliance and Regulatory Officer and the mandate of the Global Compliance Department;

•	annually reviewing and approving the organizational structure of the Global Compliance Department;

•	annually reviewing and approving the Global Compliance Department’s resources and budget;

•

annually assessing the effectiveness of the Chief Compliance and Regulatory Officer and the effectiveness of the Global Compliance Department, and annually approving the performance review of the Chief Compliance and Regulatory Officer, taking into consideration any regulatory findings with respect to the Global Compliance Department;

•	conveying its view to the Executive Vice-President, General Counsel and Secretary and the Human Resources Committee on the following matters:

•	the assessment of the effectiveness and performance review of the Chief Compliance and Regulatory Officer;

•	considerations to be factored into the total compensation to be paid to the Chief Compliance and Regulatory Officer; and

•	succession planning for the role of Chief Compliance and Regulatory Officer;

•	overseeing that Global Compliance has unfettered access and a functional reporting line to the Committee;

•	periodically requesting independent reviews of the Global Compliance Department, reviewing the results of such reviews and reporting such results to the Board; and

•	overseeing that deficiencies identified related to Global Compliance are remedied within an appropriate time frame and reporting to the Board on the progress of necessary corrective actions.

Internal Controls

•

require Bank management to implement and maintain appropriate internal control procedures including anti-fraud controls and review, evaluate and approve these procedures, including the Bank’s Internal Control Policy, as part of the Bank’s overall internal control framework;

•

receive and review reports from management and internal audit on the design and operating effectiveness of internal controls and any significant control breakdowns, including any reports concerning significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Bank’s ability to record, process, summarize and report financial information, and any fraud involving management or other employees who have a significant role in the Bank’s internal controls;

•	as part of this review, the Committee should discuss with management whether any deficiencies identified may be systemic or pervasive;

•	receive and review the external auditor’s audit report on the Bank’s internal controls over financial reporting as of the Bank’s year end; and

•

require management to establish procedures and review and approve the procedures established for the receipt, retention, treatment and resolution of complaints received by the Bank regarding accounting, internal accounting controls or auditing matters, including confidential, anonymous submissions from employees, as part of the Bank’s Whistleblower Policy and Procedures, and carry out the Committee’s responsibilities under the Bank’s Whistleblower Policy and Procedures, as required.

Anti-Money Laundering and Anti-Terrorist Financing Program

•	oversee the Bank’s Anti-Money Laundering and Anti-Terrorist Financing program;

•	review and approve the Bank’s Anti-Money Laundering/Anti-Terrorist Financing Policy and the Mandate of the Bank’s Chief Anti-Money Laundering Officer, and any significant changes thereto; and

•	at least annually meet with the Chief Anti-Money Laundering Officer to receive a report on the Anti-Money Laundering and Anti-Terrorist Financing Program and receive other reports periodically.

Internal Audit

•	review the quarterly and other reports of the Chief Internal Auditor;

•	regularly meet with the Chief Internal Auditor with and/or without management, to discuss the effectiveness of the Bank’s internal control procedures, risk management and governance processes;

•	oversee the Audit Department, having regard to its independence, by:

•	reviewing and approving the appointment and/or removal of the Chief Internal Auditor;

•	annually reviewing and approving the Charter for the Audit Department and the job description for the Chief Internal Auditor;

•	annually reviewing and approving the organizational structure of the Audit Department;

•	annually reviewing and approving the annual audit plan, budgets and resources of the Audit Department;

•

annually assessing the effectiveness of the Chief Internal Auditor and the Audit Department, taking into consideration the objectivity and independence of the Bank’s internal audit function, and annually approving the performance review of the Chief Internal Auditor, taking into consideration any regulatory findings with respect to the Audit Department;

•	conveying its view to the President and Chief Executive Officer and the Human Resources Committee on the following matters:

•	the assessment of the effectiveness and performance review of the Chief Internal Auditor;

•	considerations to be factored into the total compensation to be paid to the Chief Internal Auditor; and

•	succession planning for the role of Chief Internal Auditor;

•	periodically requesting independent reviews of the Audit Department, reviewing the results of such reviews and reporting such results to the Board; and

•	overseeing that deficiencies identified related to the Audit Department are remedied within an appropriate time frame and reporting to the Board on the progress of necessary corrective actions;

•	ensure the Audit Department has a direct and independent reporting line to the Committee;

•	provide for an open avenue of communication between the Audit Department and the Board; and

•	ensure that the Audit Department’s recommendations are adequately considered and acted on, by providing the Audit Department with the authority to follow-up on observations and recommendations.

External Auditor

•	have responsibility for the oversight of the external auditor who reports directly to the Committee;

•	recommend to the Board the retention or termination of the Bank’s external auditor, subject to shareholder ratification;

•

review and approve the annual audit plan and letter(s) of engagement, and as part of such review, satisfy itself that the Bank’s audit plan is risk based and covers all relevant activities over a measurable cycle;

•	annually review the external auditor’s opinion on the annual financial statements;

•

review and evaluate the external auditor’s qualifications, performance and independence, including a review and evaluation of the lead audit partner, taking into consideration the opinions of management and the Bank’s Audit Department in such evaluation and any concerns raised by OSFI or other stakeholders about the external auditor’s independence;

•

consistent with the Committee’s annual assessment and periodic comprehensive review of the external auditors, the Committee shall establish a policy that stipulates the criteria for the Bank tendering the contract for the role of the Bank’s external auditor;

•

as part of this policy and any review undertaken by the Committee, the Committee should periodically consider whether to put the external auditor contract out for tender, taking into consideration the length of the current external auditor’s tenure and the risks that tenure may pose to the external auditor’s objectivity and independence;

•	review the CPAB’s annual public report, along with any audit findings specific to the inspection of the Bank’s audit;

•	review and recommend to the Board the annual fee for the audit of the Bank’s consolidated financial statements;

•	as part of this review, the Committee should satisfy itself that the level of audit fees is commensurate with the scope of work undertaken;

•

review and pre-approve in accordance with established pre-approval policy, all services to be provided by the external auditor, including audit and audit related services and permitted tax and non-audit services;

•	delegate the authority to pre-approve non-audit services to a member of the Committee;

•	review external auditor services pre-approved by the delegate of the Committee;

•	review annually the total fees paid to the external auditor by required categories;

•	at least annually, obtain and review a report from the external auditor describing:

•	the firm’s internal quality-control procedures;

•

any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

•	the skill and resources (amount and type) of the firm; and

•	an assessment of all relationships between the external auditor and the Bank that pertain to independence;

•	review the rotation plan for partners on the engagement;

•	meet with the external auditor and with management to discuss the quarterly and the annual consolidated financial statements including the Bank’s disclosure under MD&A;

•	review with management and the external auditor all matters required to be communicated to the Committee under generally accepted auditing standards;

•	review with the external auditor any audit problems or difficulties and management’s response;

•	discuss with the external auditor the OSFI returns, investments or transactions reviewed by the Committee pursuant to the Compliance responsibilities in this charter;

•	resolve any disputes between the external auditor and management; and

•	review and approve policies for the Bank’s employment of current and former employees or partners of the current or former external auditor.

Other Duties

•	provide for an open avenue of communication between internal audit, the external auditor and the Board;

•	annually, review the charter for the Committee and evaluate the Committee’s effectiveness in fulfilling its mandate;

•	annually, approve a core plan of reports to be presented to the Committee on matters within its mandate;

•	prepare a committee report for inclusion in the Bank’s management proxy circular; and

•	institute and oversee special investigations as needed.

CONDUCT REVIEW

D.	Mandate

1.	To perform the duties with respect to the Bank’s procedures for ensuring its transactions with its related parties comply with Part XI of the Bank Act and any regulations thereunder as more fully described under the heading “Duties” below.

2.	In the event a widely held bank holding company or insurance holding company has a significant interest in any class of shares of the Bank:

•

to establish policies for entering into transactions referred to in subsection 495.1(1) of the Bank Act, including transactions with a holding company or any other related party of the Bank that is an entity in which the holding company has a substantial investment; and

•

to review certain of the Bank’s transactions that are referred to in subsection 495.3(1) of the Bank Act including any transaction with a widely held insurance or bank holding company or any other related party in which they hold a substantial investment.

3.	To perform such duties as are required by the Bank Act to be dealt with by a committee of the Board concerning the monitoring of adherence to procedures for identifying potential conflicts of interest and for resolving such conflicts of interest, for restricting the use of confidential information, for providing disclosure of information to customers and for dealing with customer complaints as required under subsection 455(1) of the Bank Act, and as more fully described under the heading “Duties” below.

4.	To review investments and transactions that could adversely affect the well-being of the Bank brought to its attention by the external auditor or by any officer of the Bank.

5.	To perform such other duties as are required under the Bank Act or by OSFI, or as may from time to time be assigned by the Board.

6.	To monitor and fulfill the compliance requirements of the Bank in respect of the Financial Consumer Agency of Canada.

7.	To act as the Conduct Review Committee for any federally chartered Canadian financial institution beneficially owned by the Bank as determined by the Board.

E.	Duties

1.	Establish criteria for determining whether the value of transactions with related parties of the Bank is nominal or immaterial to the Bank;

2.	Approve the terms and conditions of:

•	loans, other than margin loans, to senior officers of the Bank on terms and conditions more favourable to the senior officers than those offered to the public; and

•	loans to spouses of senior officers of the Bank on the security of mortgages of the principal residences of such spouses on terms and conditions more favourable than those offered to the public;

3.	Approve the practice of the Bank making financial services, other than loans or guarantees, available to senior officers of the Bank or to spouses, or children who are less than 18 years of age of senior officers of the Bank, on terms and conditions more favourable than those offered to the public, provided the financial services are offered by the Bank to its employees on those favourable terms and conditions;

4.	Require Bank management to establish procedures to enable the Bank to verify that its transactions with related parties of the Bank comply with Part XI of the Bank Act and to review those procedures and their effectiveness. These procedures should, among other things, enable management to verify that:

•	all related party transactions are on terms and conditions at least as favourable to the Bank as market terms and conditions, other than transactions referred to in clauses 2 and 3 above;

•	loans to full-time senior officers, other than margin loans and mortgages on their principal residences, do not exceed the greater of twice their annual salaries and $100,000;

•

aggregate loans or guarantees to, and investments in the securities of any related party (subject to certain exceptions) do not exceed 2% of the Bank’s regulatory capital unless the approval of 2/3 of the Board has been obtained; and

•	aggregate loans or guarantees to, and investments in the securities of all related parties (subject to certain exceptions) do not exceed 50% of the Bank’s regulatory capital;

5.	Review the practices of the Bank to identify any transactions with related parties of the Bank that may have a material effect on the stability or solvency of the Bank;

6.	Monitor the procedures established by the Board to resolve conflicts of interest, including techniques for the identification of potential conflict situations, and to restrict the use of confidential information; and

7.	Monitor the procedures established by the Board to provide disclosure to customers of the Bank of information that is required to be disclosed by the Bank Act, and for dealing with and reporting complaints made by customers of the Bank who have requested or received products or services in Canada and to satisfy itself that these procedures are being adhered to by the Bank.

COMMITTEE OPERATIONS

F.	Reporting

After each meeting of the Committee, the Committee is required to report to the Board on matters reviewed by the Committee. The Committee shall also report as required to the Executive and Risk Committee on relevant issues.

The Chair of the Committee shall review, for completeness, the Board’s report with respect to conduct review matters to OSFI on the Committee’s activities during the year. This report must be filed within 90 days after the Bank’s financial year-end.

The Committee shall review and assess the adequacy of this Charter on an annual basis and report the results of this review to the Corporate Governance Committee of the Board.

G.	Composition

Structure

The Committee shall consist of a minimum of 3 Directors.

Each member must be financially literate or become financially literate within a reasonable period of time subsequent to his/her appointment to the Committee. At least one member must be a financial expert and at all times a majority of members must be financially literate.

Independence

No member of the Committee may be a current or former officer or employee of the Bank or of any of its subsidiaries or affiliates. No member may be a person who is affiliated with the Bank or any of its subsidiaries or affiliates or be related or non-independent as determined by the Board for the purposes of the NYSE Corporate Governance Rules or Multilateral Instrument 52-110. No member may hold 5% or more of the voting shares of the Bank.

Directors’ fees (annual retainer and/or attendance fees) are the only compensation a member of the Committee may be paid by the Bank.

Appointment of Committee Members

Members of the Committee are appointed or reappointed annually by the Board, upon the recommendation of the Corporate Governance Committee, such appointments to take effect immediately following the annual meeting of the shareholders of the Bank. Members of the Committee shall hold office until their successors are appointed, or until they cease to be Directors of the Bank.

Vacancies

Vacancies may be filled for the remainder of the current term of appointment of members of the Committee by the Board, subject to the requirements under the headings “Structure” and “Independence” above.

Appointment and Qualifications of Committee Chair

The Board shall appoint from the Committee membership, a Chair for the Committee to preside at meetings. In the absence of the Chair, one of the other members of the Committee present shall be chosen by the Committee to preside at that meeting.

The Chair for the Committee must have all of the qualifications for Committee membership and have accounting or related financial management expertise.

H.	Meetings

Calling of Meetings

Meetings of the Committee may be called by the Chair, by any member of the Committee or the external auditor. Members may participate in meetings in person or by telephone, electronic or other communications facilities.

Written resolutions in lieu of a meeting are permitted, solely in accordance with the Bank Act.

The Committee shall hold an in camera session immediately prior to and/or following the conclusion of the regular agenda matters. The Committee shall also hold in camera sessions, separately at each Committee meeting, with each of the Chief Financial Officer, Chief Internal Auditor, Chief Compliance and Regulatory Officer and the external auditor. The Committee shall also meet separately, at least quarterly, with management.

To facilitate communication between the Committee and the Executive and Risk Committee, the Chair of the Executive and Risk Committee shall receive notice of all Committee meetings and may attend Committee meetings by invitation as a non-voting observer. The Committee may invite any director, officer or employee or any other person to attend meetings to assist the Committee with its deliberations.

Notice of Meetings

Notice of meeting of the Committee shall be sent by prepaid mail, by personal delivery or other means of transmitted or recorded communication or by telephone at least 12 hours before the meeting to each member of the Committee at the member’s address or communication number last recorded with the Secretary. A Committee member may in any manner waive notice of a meeting of the Committee and attendance at a meeting is a waiver of notice of the meeting, except where a member attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called.

Notice to the Internal Auditor and External Auditor

The Chief Internal Auditor and the external auditor are entitled to receive notice of every meeting of the Committee and, at the expense of the Bank, to attend and be heard at each meeting and to have the opportunity to discuss matters with the independent directors, without the presence of management.

Frequency

The Committee shall meet at least quarterly.

Quorum

The quorum for a meeting of the Committee shall be 40% of the number of members, subject to a minimum of 2 members.

Secretary and Minutes

The Secretary or, in the absence of the Secretary, an Assistant Secretary of the Bank shall act as Secretary of the Committee.

Minutes of meetings of the Committee shall be recorded and maintained by the Secretary and subsequently presented to the Committee and to the Board, if required by the Board.

This Charter was last reviewed and approved by the Board on June 24, 2014.